Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ENTASIS THERAPEUTICS HOLDINGS INC.,

INNOVIVA, INC.,

and

INNOVIVA MERGER SUB, INC.

Dated as of May 23, 2022

i

ii

Annex I          Offer Conditions
Exhibit A          Form of Support Agreement
Exhibit B          Form of Investor Rights Agreement Amendment
Exhibit C          Form of Acceptable Confidentiality Agreement
Exhibit D          Amended and Restated Certificate of Incorporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 23, 2022 (this “Agreement”), by and among Entasis Therapeutics Holdings Inc., a Delaware corporation (the “Company”), Innoviva, Inc., a Delaware corporation (“Parent”), and Innoviva Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub” and, together with Parent, the “Purchaser Parties”).  Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, on the terms and subject to the conditions set forth herein, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be extended, amended and supplemented from time to time in accordance with the terms of this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (collectively, the “Shares”, and each, a “Share”), of the Company (collectively, the “Common Stock”) at a price per share equal to $2.20 net to the seller in cash, without interest (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”);

WHEREAS, following the consummation of the Offer, Merger Sub will be merged (the “Merger”) with and into the Company, with the Company being the surviving corporation, on the terms and subject to the conditions set forth in this Agreement (with the Merger being governed by Section 251(h) of the General Corporation Law of the State of Delaware (“DGCL”));

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each Share not Beneficially Owned by the Purchaser Parties (collectively, the “Unaffiliated Shares”) will be converted into the right to receive the Offer Price, except as otherwise provided in this Agreement;

WHEREAS, the board of directors of the Company (the “Board”) has: (i) determined that this Agreement and the Contemplated Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved this Agreement and the Contemplated Transactions, including the Offer and the Merger; (iii) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL as soon as practicable following the Acceptance Time; and (iv) determined to recommend that the stockholders of the Company accept the Offer and tender their Shares in the Offer (the “Company Recommendation”);

WHEREAS, the respective boards of directors (or equivalent governing body) of Parent and Merger Sub have each unanimously (i) determined that this Agreement and the Contemplated Transactions, including the Offer and the Merger, are advisable and in the best interests of Parent and Merger Sub, respectively, and their respective stockholders; and (ii) approved this Agreement and the other Contemplated Transactions, including the Offer and the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company have entered into support agreements in the form attached hereto as Exhibit A with Parent (collectively, the “Support Agreements”), dated as of the date hereof, pursuant to which, on the terms set forth therein, among other things, each such stockholder has agreed to accept the Offer and tender their Shares in the Offer;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company and Parent are entering into an amendment to the Investor Rights Agreement, by and between the Company and Parent, dated April 22, 2020 (as amended, the “Investor Rights Agreement”) in the form attached hereto as Exhibit B; and

WHEREAS, each of the Purchaser Parties and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.1.          Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“10-day Parent Stock VWAP” means the arithmetic average of the per share volume-weighted average price of Parent Stock as displayed on Bloomberg for each day of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day, for the ten Business Day period prior to the Closing Date.

“401(k) Plan” has the meaning set forth in Section 6.14.

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are not less favorable to the Company in the aggregate than those contained in the form of confidentiality agreement attached hereto as Exhibit C.

“Acceptance Time” has the meaning set forth in Section 2.1(b).

“Acquired Companies” means the Company and each of the Company’s Subsidiaries.

“Acquisition Proposal” means, other than the Contemplated Transactions, any inquiry, offer or proposal from, or any indication of interest in making an offer or proposal by, any Third Party relating to any transaction or series of related transactions (other than the Contemplated Transactions), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries) equal to 15% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets including the acquisition of the Company’s sulbactam-durlobactam assets; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 15% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or the Company’s sulbactam-durlobactam assets; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Affiliate” has the meaning given to such term in Rule 12b-2 under the Exchange Act; provided that (a) no Purchaser Party nor any other member of the Purchaser Group shall be deemed to be Affiliates of any of the Acquired Companies and (b) the Acquired Companies shall not be deemed to be Affiliates of any Purchaser Party or any other member of the Purchaser Group for any purpose hereunder.

“Agreement” has the meaning set forth in the Preamble.

“Beneficially Owns” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.

“Bylaws” means the Bylaws of the Company, as amended from time to time.

“Capitalization Date” has the meaning set forth in Section 4.2(a).

“CARB-X Agreements” has the meaning set forth in Section 4.16(d).

“CARB-X Products” has the meaning set forth in Section 4.16(d).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time to time.

“Certificate of Merger” has the meaning set forth in Section 2.5.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change in Recommendation” has the meaning set forth in Section 6.3(e).

“Change in Recommendation Notice” has the meaning set forth in Section 6.3(e).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Affiliate” has the meaning set forth in Section 4.23(a).

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Equity Award” means any Company Option or Company RSU Award.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would be reasonably expected to have, a material adverse effect on: (a) the business, condition, results of operations, liabilities or assets of the Acquired Companies, taken as a whole, or (b) the ability of the Company to consummate Contemplated Transactions, including the Merger, in accordance with the terms of this Agreement by the Termination Date; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include Effects (and none of the following either alone or in combination shall be taken into account in determining whether there has been or would be reasonably expected to be a Company Material Adverse Effect pursuant to clause (a) of this definition) resulting from (i) general economic or political conditions (or changes in such conditions), conditions in the global economy generally, securities, credit, financial or other capital market conditions, or conditions in the industries in which the Acquired Companies operate, (ii) any announcement of this Agreement or the pendency of the Contemplated Transactions, (iii) any change in applicable Laws (or any interpretation or enforcement thereof) that are binding on any of the Acquired Companies, (iv) any change in GAAP or regulatory accounting requirements (or any interpretation or enforcement thereof), (v) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date hereof, (vi) any hurricane, tornado, flood, earthquake or other natural disaster, nuclear incidents, epidemics, pandemics (including COVID-19 and any variants or mutations thereof), other force majeure events and any general worsening after the date hereof of the foregoing, (vii) any failure, in and of itself, by the Company to meet any analysts’ estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the Effects giving rise to or contributing to such failures may constitute, or be taken into account in determining whether there has been or would be, a Company Material Adverse Effect to the extent not excluded by this definition), (viii) compliance by the Company with the terms of, or any action taken or not taken by any of the Acquired Companies that is expressly required or prohibited by, this Agreement, (ix) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that the Effects giving rise to or contributing to such change may constitute, or be taken into account in determining whether there has been or would be, a Company Material Adverse Effect to the extent not excluded by this definition), (x) any supply chain disruption affecting the Company products, product candidates or preclinical or clinical studies, or (xi) any action taken or not taken by or at the written request of a Purchaser Party; provided, further, however, that any Effect referred to in clauses (i), (iii), (iv), (v) or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such Effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses, and for clarity, only the incremental disproportionate effect of such Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company Material Contract” has the meaning set forth in Section 4.15(a).

“Company Material Leased Real Property” has the meaning set forth in Section 4.17.

“Company Material Real Property Lease” has the meaning set forth in Section 4.17.

“Company Option” means each stock option to purchase Common Stock, granted under an Equity Incentive Plan, that is outstanding and unexpired immediately prior to the Effective Time.

“Company Permits” has the meaning set forth in Section 4.11.

“Company Recommendation” has the meaning set forth in the Recitals.

“Company RSU Award” means an outstanding award of restricted stock units in respect of shares of Common Stock granted under an Equity Incentive Plan or otherwise whose vesting is not conditioned in any part on the satisfaction of performance criteria, which is outstanding immediately prior to the Effective Time.

“Company Schedule 13E-3” has the meaning set forth in Section 2.2(a).

“Company SEC Reports” has the meaning set forth in Section 4.6(a).

“Contemplated Transactions” means the Offer, the Merger and the other transactions contemplated by this Agreement.

“Continuing Employee” has the meaning set forth in Section 6.13(a).

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, license, sublicense or other legally binding commitment or undertaking of any nature.

“Converted Warrants” has the meaning set forth in Section 3.6.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“D&O Insurance” has the meaning set forth in Section 6.5(c).

“days” has the meaning set forth in Section 9.4(c).

“Delaware Secretary of State” has the meaning set forth in Section 2.5.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.4(a).

“Effect” means any effect, event, fact, development, occurrence, circumstance, condition or change.

“Effective Time” has the meaning set forth in Section 2.5.

“e-mail” has the meaning set forth in Section 9.3.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, rights of first refusal, defects, irregularities or imperfections in title, prior assignment, or other encumbrances of any kind (any action of correlative meaning, to “Encumber”).

“Enforceability Exceptions” means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or under principles of equity regarding the availability of remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, joint venture syndicate, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Laws” has the meaning set forth in Section 4.22.

“Equity Incentive Plans” means the Entasis Therapeutics Holdings Inc. Amended and Restated Stock Incentive Plan (amended and restated as of December 5, 2017) and the Entasis Therapeutics Holdings Inc. 2018 Equity Incentive Plan.

“Equity Interests” has the meaning set forth in Section 6.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each Entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any of its Subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA

“ERISA Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“ESPP” has the meaning set forth in Section 3.5(c).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Expiration Date” has the meaning set forth in Section 2.1(e).

“FCPA” has the meaning set forth in Section 4.23(a).

“FDA” has the meaning set forth in Section 4.12.

“GAAP” has the meaning set forth in Section 4.6(a).

“GARDP Agreement” has the meaning set forth in Section 4.16(c).

“Governmental Entity” means any: (a) nation, state, commonwealth, province, territory, county, municipality, tribal territory or district; (b) U.S. federal, state, local or municipal, non-U.S. or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Health Care Laws” has the meaning set forth in Section 4.12.

“HIPAA” has the meaning set forth in Section 4.12.

“Illegal Retaliation” has the meaning set forth in Section 4.21(d).

“Indebtedness” of any Person means, without duplication: the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment fees, breakage costs, make-whole premiums or other similar fees or premiums payable as a result of the consummation of the Contemplated Transactions) arising under (a) indebtedness of such Person for borrowed money, indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money or for the deferred or contingent purchase price of property; (b) indebtedness evidenced by any note, bond, debenture or other debt security; (c) obligations in respect of any financial hedging arrangements or agreements; (d) all obligations arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments to the extent drawn against; (e) obligations as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP; and all guarantees in respect of clauses (a) through (e); provided, however, that Indebtedness shall not include any obligation under any operating lease and, in the case of the Company and its Subsidiaries, shall exclude all accounts and obligations owed by the Company to any of its Subsidiaries or any of its Subsidiaries to the Company or another of its Subsidiaries.

“Indemnified Party” has the meaning set forth in Section 6.5(a).

“Initial Expiration Date” has the meaning set forth in Section 2.1(e).

“Intellectual Property Rights” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, patents and applications for the same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, trade names, service marks, service mark registrations, service names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) original works of authorship, copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“Intervening Event” means any material change in circumstances with respect to, and specific to, the Company after the date hereof that materially improves the business, assets, or operations of the Company and was (a) not actually known to, or reasonably expected by, the Board as of the date hereof (or if actually known or reasonably expected, the consequences of which were not actually known or reasonably expected); and (b) does not relate to any Acquisition Proposal; provided, that none of (i) any changes, in and of itself, in the market price, credit ratings or trading volume of the Common Stock, (ii) the fact that, in and of itself, the Company meets or exceeds internal or published projections, budgets, forecasts, estimates or timelines, (iii) communications from, or granting of any approvals or permits by, the FDA or any other Governmental Entity or (iv) the results of, or information related to, any clinical trial or study related to the Company’s products, in and of itself, will constitute an Intervening Event.

“Investor Rights Agreement” has the meaning set forth in the Recitals.

“knowledge” means, (a) with respect to any Acquired Company, the actual knowledge of the individuals listed in Section 1.1(a) of the Company Disclosure Letter, and (b) with respect to any Purchaser Party, the actual knowledge of the individuals listed in Section 1.1(b) of the Company Disclosure Letter.

“Law” means any federal, state, provincial, local, municipal, multi-national or foreign law, statute, ordinance, rule, regulation, judgment, constitution, code, Order, arbitration award, common law, franchise, license, requirement or permit issued, enacted, adopted, promulgated, implemented or otherwise put into effect or applied by or under the authority of any Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), claim, charge, complaint, indictment, litigation, hearing, audit or examination commenced, brought, conducted or heard by or before any court or other Governmental Entity or any arbitrator or arbitration panel.

“Limited Extension” has the meaning set forth in Section 2.1(e).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Stockholder Consent” has the meaning set forth in Section 5.2.

“Minimum Condition” has the meaning set forth in clause (a) of Annex I.

“MTS” has the meaning set forth in Section 4.24.

“Multiemployer Plan” means each Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“NASDAQ” means the Nasdaq Global Market tier maintained by The Nasdaq Stock Market LLC.

“Notice Period” has the meaning set forth in Section 6.3(e).

“Offer” has the meaning set forth in the Recitals.

“Offer Closing” has the meaning set forth in Section 2.1(b).

“Offer Conditions” has the meaning set forth in Section 2.1(b).

“Offer Documents” has the meaning set forth in Section 2.1(d).

“Offer Price” has the meaning set forth in the Recitals.

“Order” means any order, writ, ruling, injunction, judgment, stipulation, determination, award or decree of a Governmental Entity.

“Organizational Documents” means, collectively, the Certificate of Incorporation and the Bylaws.

“other Party” means (a) when used with respect to the Company, the Purchaser Parties and (b) when used with respect to any or all of the Purchaser Parties, the Company.

“Outstanding Equity Award Schedule” has the meaning set forth in Section 4.2(d).

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, prevents or materially impedes, interferes with, hinders or delays or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay (i) the consummation by the Purchaser Parties of the Offer, the Merger or any of the other Contemplated Transactions or (ii) the compliance by each of the Purchaser Parties of each of their respective obligations under this Agreement.

“Parent Proposal” has the meaning set forth in Section 6.3(e).

“Parent Schedule 13E-3” has the meaning set forth in Section 2.1(d).

“Parent Stock” has the meaning set forth in Section 3.6.

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permitted Encumbrances” means: (a) statutory liens for Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable or which may hereafter be paid without penalty or the amount or validity of which is being contested in good faith by appropriate proceedings, in each case for which sufficient reserves or accruals have been established in the financial statements and books and records of the Company in accordance with GAAP, (b) landlords’, warehousemens’, mechanics’, materialmens’, repairmans’, carriers’ or similar liens that relate to obligations not yet due and payable and arise in the ordinary course of business, for which sufficient reserves or accruals have been established in the financial statements and books and records of the Company in accordance with GAAP, (c) liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security regulations, (d) zoning, building, entitlement and other land use regulations promulgated by Governmental Entities, in each case that do not adversely affect in any material respect the present use of the value of, the property related thereto, and (e) easements, rights of way and other imperfections of title or encumbrances that do not adversely affect in any material respect the present use of or the value of, the property related thereto.

“person” or “Person” means any individual, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), Entity or Governmental Entity.

“Plan” means each ERISA Plan and all other compensation and benefits plans, policies, trust funds, programs, arrangements or payroll practices, including Multiemployer Plans, and each other stock purchase, stock option, restricted stock, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control, collective bargaining, bonus, incentive, deferred compensation, loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, restrictive covenant, and other benefit plan, policy, trust fund, program, arrangement or payroll practice, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, funded or unfunded, insured or self-insured, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any current or potential liability.

“Policies” has the meaning set forth in Section 4.19.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Public Partner Agreement” has the meaning set forth in Section 4.16(h).

“Public Partners” has the meaning set forth in Section 4.16(h).

“Purchaser Group” means each of the Purchaser Parties and any Affiliate of any of the Purchaser Parties.

“Purchaser Parties” has the meaning set forth in the Preamble.

“Purchaser Plan” has the meaning set forth in Section 6.13(b).

“Replacement RSU Award” has the meaning set forth in Section 3.5(b).

“Replacement Warrant” has the meaning set forth in Section 3.6.

“Representatives” means a Person’s directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Sanctioned Country” means any country or region that is subject or target of a comprehensive trade embargo under Sanctions.

“Sanctioned Person” means any Person that is the subject or target of Sanctions, including (i) any Person listed on any Sanctions-related restricted party list, including the U.S. Department of Treasury, Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List, (ii) any Person that is 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) above, (iii) any resident, government, agency, or instrumentality of a Sanctioned Country or (iv) any Person otherwise the subject or target of Sanctions.

“Sanctions” means all applicable Laws relating to economic, financial or trade sanctions, including any such Laws administered or enforced by the U.S. government (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, the United Kingdom (including by Her Majesty’s Treasury) or any other relevant Governmental Entity that administers or enforces economic, financial or trade sanctions.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.6(d).

“Schedule 13E-3” has the meaning set forth in Section 2.1(d).

“Schedule 14D-9” has the meaning set forth in Section 2.2(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” means the Company’s filings pursuant to the 1934 Act made prior to the date hereof.

“Securities Act” means the Securities Act of 1933.

“Shares” has the meaning set forth in the Recitals.

“Subsidiary” means, as to any Person, any Person (a) of which such first Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power, (b) of which such first Person possesses directly or indirectly the right to elect a majority of the board of directors or Persons holding similar positions, (c) of which such first Person or any other subsidiary of such first Person is a general partner, managing member or similar position, or (d) that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act; provided, that, for purposes of this Agreement, none of the Acquired Companies shall be deemed to be a Subsidiary of Parent or any of their respective Affiliates prior to the Effective Time.

“Superior Proposal” means a bona fide written Acquisition Proposal made following the date hereof which did not arise from a breach of Section 6.3, with all references to “15%” in the definition of Acquisition Proposal increased to “50%”, that the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all terms and conditions of such Acquisition Proposal, is more favorable from a financial point of view, to holders of Unaffiliated Shares than the Contemplated Transactions (after taking into account any changes to this Agreement proposed by Parent in connection with the exercise of its rights in response to such Superior Proposal pursuant to Section 6.3(e)).

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.3.

“Takeover Statutes” has the meaning set forth in Section 4.26.

“Tax Return” means any report, return, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to any Governmental Entity with respect to Taxes.

“Taxes” means any federal, state, local or foreign income, gross receipts, excise, real or personal property, sales, value added, franchise, withholding, social security, occupation, use, margin, environmental, workers’ compensation, service, service use, value added, license, net worth, payroll, franchise, alternative, transfer or recording tax or other tax, custom, duty, fee, assessment, levy, or similar charge of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not.

“Tendered Shares” has the meaning set forth in Section 2.1(b).

“Termination Date” has the meaning set forth in Section 8.1(b)(ii).

“Third Party” means any Person other than Parent or any of its Affiliates.

“Unaffiliated Shares” has the meaning set forth in the Recitals.

“Warrants” has the meaning set forth in Section 4.2(a).

“Willfully Breached” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would result in a breach, and “Willful Breach” has the meaning correlative thereto.

“Zai Lab Agreement” has the meaning set forth in Section 4.16(b).

“Zai Lab Products” has the meaning set forth in Section 4.16(b).

Section 1.2.          Other Definitional Provisions; Interpretation.

(a)          The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Articles, Sections, paragraphs, Exhibits and Schedules are to the Articles, Sections and paragraphs of, and Exhibits and Schedules to, this Agreement, unless otherwise specified.

(b)          The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections of this Agreement in which such words occur.

(c)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(d)          Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(e)          When used in reference to information or documents, the phrases “made available,” “provided” and similar phrases mean that the information or documents referred to have been (i) posted to the electric data room maintained by the Company with Workspace and have been viewable by Parent and its Representatives or (ii) delivered or provided to Parent and its Affiliates, in each case, at least 24 hours prior to the execution of this Agreement.

(f)          The term “or” is not exclusive and the word “will” shall be construed to have the same meaning and effect as the word “shall.”

(g)          The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and shall not simply mean “if.”

(h)          The term “dollars” and the symbol “$” mean United States Dollars.

ARTICLE II
THE MERGER

Section 2.1.          The Offer.

(a)          Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and the Company is prepared in accordance with Section 2.2(a) to file with the SEC, and to disseminate to the Company’s stockholders, the Schedule 14D-9 on the same date as the Merger Sub commences the Offer, as promptly as practicable (but in no event later than ten Business Days) after the date hereof, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act), the Offer.

(b)          The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and pay for any Shares pursuant to the Offer is subject to the terms and the satisfaction or waiver (as provided in Section 2.1(c)) of the conditions set forth in Annex I (the “Offer Conditions”).  On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer (the “Tendered Shares”) promptly (and in any event within one Business Day with respect to acceptance and three Business Days with respect to payment (in each case, calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)) on or after the Expiration Date.  The acceptance for payment of Shares pursuant to and subject to the Offer Conditions is referred to in this Agreement as the “Offer Closing,” and the date and time at which the Offer Closing occurs is referred to in this Agreement as the “Acceptance Time.”  Parent shall provide, or cause to be provided, to Merger Sub on a timely basis funds necessary to purchase and pay for any and all Shares that Merger Sub becomes obligated to accept for payment and purchase pursuant to the Offer.

(c)          Parent and Merger Sub expressly reserve the right to waive any of the Offer Conditions other than the Minimum Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided that Parent and Merger Sub shall not waive, modify or amend the Minimum Condition and, unless otherwise provided in this Agreement or previously approved by the Company in writing, Parent and Merger Sub shall not: (i) decrease the Offer Price or change the form of consideration payable in the Offer; (ii) decrease the maximum number of Shares subject to or sought to be purchased in the Offer; (iii) impose conditions on the Offer in addition to the Offer Conditions or amend, modify or supplement any condition in a manner adverse to the Company’s stockholders; (iv) amend any other term of the Offer in a manner that is materially adverse to the Company’s stockholders or (v) extend or otherwise change the Expiration Date except as required or permitted by Section 2.1(e).  The Offer may not be terminated prior to the Expiration Date, unless this Agreement is terminated or withdrawn in accordance with Section 8.1.

(d)          On the date the Offer is commenced, Merger Sub shall, and Parent shall cause Merger Sub to, (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall include an offer to purchase, letter of transmittal, summary advertisement and other required ancillary offer documents (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any exhibits, amendments or supplements thereto, the “Schedule 13E-3” and such Schedule 13E-3 filed by the Parent and Merger Sub, the “Parent Schedule 13E-3”) and (ii) cause the Offer Documents and the Parent Schedule 13E-3 and related documents to be disseminated to the Company’s stockholders to the extent required by applicable Law.  The Company hereby consents to the inclusion of the Company Recommendation in the Offer Documents and the Parent Schedule 13E-3.  Merger Sub shall, and Parent shall cause Merger Sub to, cause the Offer Documents and the Parent Schedule 13E-3 to comply in all material respects with the Exchange Act, the rules and regulations thereunder, and other requirements of applicable Law.  The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company, the Company’s Subsidiaries and the Company’s stockholders that may be required to be set forth in the Offer Documents or the Parent Schedule 13E-3 or otherwise required in connection with any action contemplated by this Section 2.1(d).  Each of the Parties agrees to promptly correct any information provided by it for use in the Offer Documents or the Parent Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents and the Parent Schedule 13E-3 as so corrected to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law.  Parent and Merger Sub shall provide the Company and its outside counsel with any comments (including a summary of any oral comments) that Parent, Merger Sub or their outside counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents or the Parent Schedule 13E-3 promptly after receipt of such comments.  Prior to the filing of the Offer Documents or the Parent Schedule 13E-3 (including any amendment or supplement thereto) with the SEC or dissemination thereof to the Company’s stockholders, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company with a reasonable opportunity to review and comment on such Offer Documents, Parent Schedule 13E-3 or response, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments provided by the Company.  Parent and Merger Sub shall use reasonable efforts to respond promptly to any such SEC comments.

(e)          Unless extended or earlier terminated pursuant to and in accordance with the terms of this Agreement, the Offer shall remain open until 5:00 p.m., New York City time, on the 20th business day (for purposes of this Section 2.1(e), calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (the “Initial Expiration Date”) or, if the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, this Agreement or as may be required by applicable Law, the time and date to which the Offer has been so extended (the Initial Expiration Date or such later time and date to which the Offer has been extended in accordance with this Agreement, the “Expiration Date”).  Notwithstanding the foregoing, (i) if on the then-effective Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions have not been satisfied or waived by Parent or Merger Sub if permitted hereunder, then Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions in consecutive increments of not more than ten Business Days each, or for such longer period as the parties may agree in writing in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Merger Sub to waive any Offer Conditions, other than the Minimum Condition) and (ii) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or NASDAQ or its staff; provided, however, in the case of clause (i) above and notwithstanding anything to the contrary in such provision, if on the then-effective Expiration Date, the Minimum Condition has not been satisfied and a Change in Recommendation has occurred prior to the then-effective Expiration Date and remains in effect, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer by only one period of no more than ten Business Days (the “Limited Extension”); and, provided, further, that Merger Sub shall not in any event be required to extend the Offer beyond the date on which this Agreement is terminated in accordance with Section 8.1.  In the event that this Agreement is validly terminated pursuant to Section 8.1, Merger Sub shall, and Parent shall cause Merger Sub to, (i) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer, (ii) not acquire any Shares pursuant to the Offer and (iii) cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all Tendered Shares to the registered holders thereof.

Section 2.2.          Company Action.

(a)          As promptly as practicable on the date that the Offer Documents are filed with the SEC, the Company shall, concurrently with or following the filing of the Schedule TO, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) and Schedule 13E-3 (such Schedule 13E-3 filed by the Company, the “Company Schedule 13E-3”) that contains the Company Recommendation, and shall promptly disseminate the Schedule 14D-9 and the Company Schedule 13E-3 to the Company’s stockholders together with the Offer Documents as required by Rule 14d-9 under the Exchange Act and the Parent Schedule 13E-3.  The Company shall cause the Schedule 14D-9 and the Company Schedule 13E-3 to comply in all material respects with the Exchange Act, the rules and regulations thereunder, and other requirements of applicable Law.  The Schedule 14D-9 will also contain the notice of appraisal rights required to be delivered by the Company under Section 262(d)(2) of the DGCL in connection with a merger effected pursuant to Section 251(h) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC.  Parent and Merger Sub shall as promptly as reasonably practicable following the date hereof furnish to the Company all information concerning Parent and Merger Sub that is required by the Company for inclusion in the Schedule 14D-9 and the Company Schedule 13E-3.  Each of the Parties agrees to promptly correct any information provided by it for use in the Schedule 14D-9 or the Company Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 and the Company Schedule 13E-3 as so corrected to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law.  The Company shall provide Parent and its outside counsel with any comments (including a summary of oral comments) that the Company or its outside counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 or the Company Schedule 13E-3 promptly after receipt of such comments.  Except from and after a Change in Recommendation or in connection with any disclosures that are permitted by Section 6.3(f), prior to the filing of the Schedule 14D-9 or the Company Schedule 13E-3 (including any amendment or supplement thereto) with the SEC or dissemination thereof to the Company’s stockholders, or responding to any comments of the SEC with respect to the Schedule 14D-9 or the Company Schedule 13E-3, the Company shall provide Parent with a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable and good faith consideration to any comments provided by Parent.  The Company shall use reasonable efforts to respond promptly to any such SEC comments.

(b)          The Company shall promptly after the date hereof provide to Parent, or cause to be provided to Parent, a list of the Company’s stockholders as well as mailing labels and any available listing or computer file containing the names and addresses of all record holders of Common Stock and lists of securities positions of Common Stock held in stock depositaries, in each case accurate and complete as of the most recent practicable date and shall promptly furnish Merger Sub with such additional information and assistance (including updated lists of the Company’s stockholders, mailing labels and lists of securities positions) as Merger Sub or its agents may reasonably request in connection with the Offer.  Parent and Merger Sub and their agents shall treat the information contained in any such labels, listings and files as confidential information in accordance with the terms of Section 5 of the Investor Rights Agreement.

Section 2.3.          The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger, pursuant to which (a) Merger Sub shall merge with and into the Company and the separate existence of Merger Sub shall thereupon cease and (b) the Company shall continue its existence under the DGCL as the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware.  The Merger shall be governed by Section 251(h) of the DGCL and the Parties shall take all necessary and appropriate action to cause the Merger to become, and the Merger shall become, effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer Closing, without a meeting of the Company’s stockholders, in accordance with Section 251(h) of the DGCL.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 2.4.          Closing. Unless this Agreement shall have been terminated pursuant to Article VIII, the closing of the Merger (the “Closing”) will take place remotely via exchange of documents and electronic signatures at 9:00 a.m., New York, New York local time (or such other place and time agreed by the Parties in writing), three Business Days after the satisfaction or waiver of all of the conditions set forth in Article VII (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at a place as agreed to by the Parties (the date on which the Closing takes place being the “Closing Date”).

Section 2.5.          Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Parent shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Delaware Secretary of State or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.6.          Certificate of Incorporation and Bylaws of the Surviving Corporation.

At the Effective Time, (a) the Certificate of Incorporation of the Company shall be amended and restated so as to read in its entirety as set forth in Exhibit D, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and applicable Law; and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

Section 2.7.          Directors and Officers of the Surviving Corporation.

The Parties shall take all necessary action such that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE III
CONVERSION OF SHARES

Section 3.1.          Conversion of Capital Stock.

(a)          At the Effective Time, each Unaffiliated Share outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock to be cancelled pursuant to Section 3.1(c) and (ii) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof or the Company or the Purchaser Parties, be converted into the right to receive an amount in cash equal to the Offer Price, without any interest thereon (the “Merger Consideration”).

(b)          Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(c)          All shares of Common Stock that are owned by (i) the Purchaser Parties or (ii) the Company as treasury stock, in each case immediately prior to the Effective Time, shall, at the Effective Time, automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)          At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall automatically cease to exist and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represent shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration for each such share of Common Stock held by them.

(e)          If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, reorganization, recapitalization, stock split (including a reverse stock split), or combination, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

Section 3.2.          Exchange of Certificates Representing Common Stock; Payments.

(a)          Prior to the Acceptance Time, Parent shall designate the Company’s transfer agent or a U.S.-based bank or trust company to act as depositary agent for the holders of Shares to receive the aggregate Offer Price to which holders of such Shares shall become entitled pursuant to Section 2.1(b) and to act as agent for the holders of Shares to receive the aggregate Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 3.1(a) and for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration (such agent appointed for such purposes, the “Paying Agent”).  Immediately prior to the Acceptance Time, Parent shall deliver or cause to be delivered, in trust, to the Paying Agent, for the benefit of the holders of Shares to receive the aggregate Offer Price and the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Offer Price to be paid pursuant to Section 2.1(b) and the aggregate Merger Consideration to be paid pursuant to this Section 3.2 in exchange for all Unaffiliated Shares outstanding as immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) and Dissenting Shares) (such cash amounts being hereinafter referred to as the “Exchange Fund”).

(b)          As promptly as practicable after the Effective Time (and in any event not later than three Business Days following the Effective Time), the Paying Agent shall mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal, which shall be in customary form that is reasonably acceptable to the Company and shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, upon adherence to the customary procedures set forth in the letter of transmittal; and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration to which the holder thereof is entitled.  Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent together with such letter of transmittal, duly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor cash, in the amount (after giving effect to any required withholding of Taxes) equal to (1) the number of shares of Common Stock formerly represented by such Certificate multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.  As promptly as practicable after the Effective Time, the Paying Agent shall issue and deliver to each holder of Book-Entry Shares a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 3.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a stock certificate to the Paying Agent; provided, that an “agent’s message” has been previously delivered to the Paying Agent regarding such Book-Entry Shares, and such Book-Entry Shares shall then cease to represent any right to receive the Merger Consideration hereunder.  No interest shall be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates.  If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c)          The Exchange Fund shall be invested by the Paying Agent as directed by Parent, or after the Effective Time, the Surviving Corporation; provided that any such investments shall be in securities issued or directly and fully guaranteed or insured as to principal and interest by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment.  Earnings on the Exchange Fund shall be the sole and exclusive property of the Surviving Corporation and shall be paid to the Surviving Corporation.  No investment of the Exchange Fund shall relieve any of Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, the Purchaser Parties shall promptly provide, or shall cause to be promptly provided, additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds shall be deemed to be part of the Exchange Fund.

(d)          All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Common Stock on the stock transfer books of the Surviving Corporation.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(e)          Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for two years after the Effective Time shall be delivered, upon demand, to Parent, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

(f)          Notwithstanding the foregoing, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or the Company, or any stockholder, partner, member, Representative or Affiliate thereof, shall be liable to any Person in respect of cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.

(g)          If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to the Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.3.          Withholding Rights.

Each of Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of any other applicable Tax Law.  To the extent that amounts are so deducted or withheld in accordance with this Section 3.3 and properly remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.4.          Shares of Dissenting Stockholders.

(a)          Notwithstanding any provision of this Agreement to the contrary, all Unaffiliated Shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c)) and held by holders who are entitled to and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such shares of Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration.  At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder who holds any Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL or, on the terms of this Section 3.4 to receive payment of the Merger Consideration as provided in Section 3.1(a).  Such holders of the Dissenting Shares shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares, unless and until such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such rights to receive payment of the fair value of such holder’s shares of Common Stock under Section 262 of the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL.  If, after the Effective Time, such holder of the Dissenting Shares fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL, such Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest thereon.  Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease.

(b)          The Company will give Parent (i) prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company related to the stockholders’ rights of appraisal; and (ii) the opportunity and right to conduct all negotiations and proceedings with respect to such notices and demands.  Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle or settle any such demands.

Section 3.5.          Treatment of Outstanding Company Equity Awards and Employee Stock Purchase Plan.

(a)          Each Company Option, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, (i) if the exercise price of such Company Option is equal to or greater than the Merger Consideration, terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect, and (ii) if the exercise price of such Company Option is less than the Merger Consideration, terminate and be cancelled as of immediately prior to the Effective Time and be converted into the right to receive a lump sum cash payment in an amount equal to (A) the number of shares of Common Stock underlying such Company Option as of immediately prior to the Effective Time, multiplied by (B) an amount equal to (x) the Merger Consideration, minus (y) the exercise price of such Company Option, net of any Taxes withheld pursuant to Section 3.3.  Following the Effective Time, no such Company Option that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Option shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.5(a) in exchange for such Company Options in accordance with this Section 3.5(a).  The consideration payable under this Section 3.5(a) to each former holder of a Company Option that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Corporation’s payroll (or through the Paying Agent if the former holder is not a current or former employee of the Company or any of its affiliates) to such former holder as soon as practicable following the Effective Time (but in any event not later than ten Business Days thereafter).

(b)          Each Company RSU Award that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) shall, automatically and without any action on the part of the holder thereof, terminate and be cancelled, as of immediately prior to the Effective Time and be converted into the right to receive a number of restricted stock units in respect of shares of Parent Stock with the same terms and conditions as are in effect with respect to the Company RSU Award for which they were exchanged (as provided under the applicable award agreement, grant notice, and Equity Incentive Plan) as of immediately prior to the Effective Time (each, a “Replacement RSU Award”), except that: (A) changes to such terms and conditions may be made to the extent such changes do not adversely impact the rights of the holder thereof if Parent determines in good faith that such changes are necessary for the administration of such awards, and (B) such Replacement RSU Awards shall contain the provisions described in the next sentence.  Such Replacement RSU Awards shall (1) relate to that whole number of shares of Parent Stock (rounded up to the nearest whole share) equal to (x) the number of shares of Common Stock subject to such Company RSU Award immediately prior to the Effective Time, multiplied by (y) the Merger Consideration, divided by (z) the 10-day Parent Stock VWAP; and (2) be subject to the terms set forth on Section 3.5(b) of the Company Disclosure Letter.  Shares of Parent Stock issued pursuant to the settlement of the Replacement RSU Awards shall be from the pool of shares available for grant described under Article III of the Parent’s 2012 Equity Incentive Plan (or such corresponding provision of a successor Parent equity incentive plan).  Following the Effective Time, no Company RSU Award that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company RSU Award shall cease to have any rights with respect thereto, except the right to receive a Replacement RSU Award pursuant to this Section 3.5(b).

(c)          The Company shall take all actions (including obtaining any necessary plan amendments and/or determinations or resolutions of the Board or the appropriate committee thereof) that may be necessary or required under the Company’s 2018 Employee Stock Purchase Plan (the “ESPP”) and applicable laws to ensure that the ESPP shall terminate in its entirety as of, and subject to, the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.  From the date of this Agreement through the Effective Time, the Company shall not permit there to be either a current payment period or any accumulated participant contributions under the ESPP.

(d)          Prior to the Effective Time, the Company shall (i) take all actions necessary or appropriate to effectuate the treatment of the Company Equity Awards contemplated by this Section 3.5, and (ii) deliver written notice to each holder of a Company Equity Award informing such holder of the effect of the Merger on the Company Equity Awards.

Section 3.6.          Treatment of Warrants.  At the Effective Time, and in accordance with the terms of each Warrant that is listed on Section 3.6 of the Company Disclosure Letter (collectively, the “Converted Warrants”) and that is issued and outstanding immediately prior to the Effective Time, Parent shall issue a replacement warrant (each, a “Replacement Warrant”) to each holder thereof providing that such Replacement Warrant shall (i) be exercisable for a number of shares of common stock of Parent, par value $0.01 per share (“Parent Stock”), without interest, equal to: (a) the aggregate number of shares of Common Stock in respect of such Warrant; multiplied by (b) the Merger Consideration; divided by (c) the 10-day Parent Stock VWAP and (ii) have a per share exercise price equal to (A) the current per share exercise price of such Warrant; multiplied by (B) the 10-day Parent Stock VWAP; divided by (C) the Merger Consideration.  From and after the Closing, Parent shall cause the Surviving Corporation to comply with all of the terms and conditions set forth in each Replacement Warrant, including the obligation to make the payments contemplated thereby upon exercise thereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to the Purchaser Parties (the “Company Disclosure Letter”) and making reference to the particular section or subsection of this Agreement to which exception is being taken, including any disclosure contained in any other section (or, if applicable, subsection) of the Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is intended to qualify such other representation and warranty or (ii) as expressly disclosed in the Company SEC Reports (including all exhibits and schedules thereto publicly filed with the SEC) filed with or furnished to the SEC and available on EDGAR prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Reports in any risk factor section, any forward-looking statement disclosure or any other statements that are predictive or cautionary in nature, in each case other than current or historical facts included therein), the Company represents and warrants to each Purchaser Party as follows:

Section 4.1.          Organization. Each of the Acquired Companies is a corporation or other Entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Acquired Companies is duly qualified or licensed to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation or other Entity in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2.          Capitalization.

(a)          At the close of business on May 20, 2022 (the “Capitalization Date”), the authorized capital stock of the Company consists of 125,000,000 shares of Common Stock, of which 47,851,779 shares have been issued and are outstanding.  904,163 shares of Common Stock have been reserved for issuance pursuant to the ESPP, of which no shares have been issued and 32,672,897 shares of Common Stock have been reserved for issuance pursuant to the outstanding warrants (collectively, the “Warrants”) and similar agreements of the Company, each of which is set forth on Section 4.2(a) of the Company Disclosure Letter.  As of the Capitalization Date, the Company does not hold any shares of its capital stock in its treasury.  All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  Except as set forth in this Section 4.2(a), none of the Acquired Companies holds any shares of Common Stock or any rights to acquire shares of Common Stock.  Other than as set forth on Section 4.2(a) of the Company Disclosure Letter, there is no Contract to which any Acquired Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Common Stock.

(b)          As of the Capitalization Date, except as set forth in this Section 4.2 and except as contemplated by this Agreement, the Support Agreements and the Contemplated Transactions, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Acquired Companies convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Acquired Companies, (iii) stockholder rights plan or similar Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of capital stock or other voting securities of or ownership interests in such Entity, (iv) options, warrants, or preemptive, participation, maintenance, right of first refusal, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or obligating the Company to issue or sell any shares of capital stock, voting securities or other equity interests of the Company or securities convertible into or exchangeable for capital stock or voting securities or other equity securities of the Company, or (v) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company.

(c)          From the Capitalization Date until and including the date hereof, except for the Company Equity Awards outstanding as of the date hereof (and Shares issuable upon the exercise thereof), the Company has not issued or granted any shares of capital stock or other securities or entered into any other agreements or commitments to issue any shares of capital stock or other securities, or granted any other awards in respect of any shares of its capital stock and has not split, combined or reclassified any of its shares of capital stock.

(d)          Section 4.2(d) of the Company Disclosure Letter (the “Outstanding Equity Award Schedule”) sets forth a true and complete list of each current or former employee, officer, director, or other individual service provider of the Company and its Subsidiaries who holds an outstanding Company Equity Award as of the date hereof, which schedule shows for each Company Equity Award, as applicable, the date such Company Equity Award was granted, the number of shares of Common Stock subject to such Company Equity Award, and the applicable exercise price of any Company Equity Award that is a Company Option.  With respect to each Company Equity Award, (i) each such grant was duly authorized by all necessary corporate action, (ii) each such grant was made in compliance in all material respects with all applicable Laws (including all applicable federal, state, and local securities Laws) and all of the terms and conditions of the applicable Plan, and (iii) the treatment of the Company Equity Awards described under Section 3.5 is permitted under applicable Law, the Equity Incentive Plans, and the award agreements.  Each Company Option has an exercise price that is equal or greater than the fair market value of the underlying shares of Common Stock on the applicable date of grant.  The Company shall provide Parent with an updated Outstanding Equity Award Schedule to reflect any changes within ten days prior to the Effective Time.  The material terms of all Company Equity Awards are evidenced by award agreements in the forms previously made available to Parent.

Section 4.3.          Company Subsidiaries. All the outstanding shares of capital stock, voting securities of, and other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Acquired Company or by the Company and another Acquired Company, free and clear of (a) all Encumbrances and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement, the Organizational Documents (or equivalent organizational documents) of any of the Acquired Companies or applicable securities Laws.  No Acquired Company owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than the Acquired Companies.

Section 4.4.          Authorization; Validity of Agreement; Company Action.

(a)          The Company has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to the terms and conditions of this Agreement, consummate the Contemplated Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Contemplated Transactions, have been duly authorized by the Board.  Except for the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and, subject to the terms and conditions of this Agreement, the consummation by it of the Contemplated Transactions.  This Agreement has been duly executed and delivered by the Company and (assuming due and valid authorization, execution and delivery hereof by each of the Purchaser Parties and assuming the accuracy of the representations in Section 5.7), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(b)          The Board, at a meeting duly called and held, as determined in good faith, after consultation with its financial advisor and outside legal counsel, has unanimously (i) determined that this Agreement and the Contemplated Transactions, including the Offer and the Merger, are advisable and in the best interests of, and fair to, the Company’s stockholders (other than the members of the Purchaser Group); (ii) approved this Agreement and the Contemplated Transactions, including the Offer and the Merger; and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares in the Offer.  Each member of the Board is not (and has never been) employed by, and does not serve (and has never served) on the board of directors of, and does not have (nor has he or she ever had) any material relationship with, any of the Purchaser Parties or any of their Affiliates or any of their officers or directors; provided that the fact that Parent is the majority stockholder of the Company does not, in and of itself, constitute a material relationship.  The Board had the opportunity to hire, and in fact hired, legal and financial advisors that are independent of the Purchaser Parties and their Affiliates.

Section 4.5.          Consents and Approvals; No Violation.

(a)          Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act (including the filing of the Company Schedule 13E-3, Schedule 14D-9, and the filing of one or more amendments to the Company Schedule 13E-3 and Schedule 14D-9 to respond to comments of the SEC, if any, on such documents), (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger, (iv) compliance with any applicable foreign or state securities or “blue sky” laws, and (v) such other filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Contemplated Transactions will require on the part of any Acquired Company any filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity.

(b)          Assuming the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 4.5(a) have been made or obtained and subject to the terms and conditions of this Agreement, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Contemplated Transactions will (i) violate any provision of the Organizational Documents (or equivalent organizational documents) of any of the Acquired Companies, (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of any of the Acquired Companies under, any of the terms, conditions or provisions of any Contract to which any Acquired Company is a party or by which any of them or any of their properties or assets may be bound, or (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except, in each case of clauses (ii) or (iii), for such violations, breaches, defaults, terminations, cancellations or accelerations that has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6.          SEC Reports; Internal Control.

(a)          The Company has filed or furnished all periodic reports and other documents with the SEC required to be filed or furnished by the Company since January 1, 2021 (such documents, together with any current reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”).  As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Company SEC Reports (a) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of applicable Law, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the financial statements (including the related notes, where applicable) of the Company included in the Company SEC Reports was prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto).

(b)          Since January 1, 2021 through the date hereof, the Company has been in compliance in all material respects with the applicable rules, regulations and listing requirements of NASDAQ.

(c)          The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any written notification that the SEC is contemplating terminating such registration.  The Company has not, since January 1, 2021 through the date hereof, received written notice from NASDAQ to the effect that the Company is not in compliance with the listing or maintenance requirements of NASDAQ.  As of the date hereof, the Company is in compliance with all such listing and maintenance requirements.  The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

(d)          The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated thereunder.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure.  The management of the Company completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2021, and such assessment concluded that as of December 31, 2021 such controls were effective.  The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board (x) all significant deficiencies, if any, in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data and have identified to such auditors any material weaknesses in internal controls and (y) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees of the Company or any of the Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

Section 4.7.          Offer Documents; Other Information. Subject to the last sentence of this Section 4.7, the information supplied by the Company for inclusion in the Offer Documents and the Parent Schedule 13E-3 will not, at the respective times when such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D-9 and the Company Schedule 13E-3 will each comply as to form in all material respects as of the date of its first use with the requirements of the Exchange Act.  No representation is made by the Company with respect to statements made in the Schedule 14D-9 or the Company Schedule 13E-3 based on information supplied, or required to be supplied, by or on behalf of any Purchaser Party or any of their Affiliates for inclusion or incorporation by reference therein.

Section 4.8.          No Undisclosed Liabilities. Except for (a) liabilities incurred in the ordinary course of business and consistent with past practices since January 1, 2022, (b) liabilities disclosed in or reflected or reserved against in the Company’s consolidated financial statements (or notes thereto) included in the Company SEC Reports, (c) liabilities arising under this Agreement or in connection with the Contemplated Transactions or for performance of obligations under the terms of Contracts to which any of the Acquired Companies is a party or applicable Law, (d) liabilities which have been discharged or paid in full in the ordinary course of business and consistent with past practices as of the date hereof or (e) other liabilities that would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, no Acquired Company has, or is responsible for performing or discharging, any accrued, contingent or other liabilities of any nature required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries (and the notes thereto) prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Reports, whether due or to become due, either matured or unmatured.

Section 4.9.          Absence of Certain Changes. Since December 31, 2021 and through the date hereof, (a) the business of the Acquired Companies has been carried on and conducted in the ordinary course of business consistent with past practices, (b) there has not been any Company Material Adverse Effect and (c) there has not been any action taken by any of the Acquired Companies that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of any covenants contained in the clauses (a), (b), (c), (d), (f), (h), (i), (j), (l), (n), (q) or (r) of Section 6.1.

Section 4.10.          Litigation; Orders.

(a)          There are no (i) Legal Proceedings or (ii) to the knowledge of the Company, any investigations by a Governmental Entity, in each case, pending or, to the knowledge of the Company, threatened against the Acquired Companies, or any of their assets that would reasonably be expected to, if decided in a manner unfavorable to the Acquired Companies, individually or in the aggregate, result, in a material liability to the Acquired Companies, taken as a whole.

(b)          There is no Order with respect to any of the Acquired Companies, or any of their material assets.  To the knowledge of the Company, no officer of any of the Acquired Companies is subject to any material Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies in any material respect.

Section 4.11.          Company Permits; Compliance with Law. The Acquired Companies hold all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses (the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith.  Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, each Company Permit is in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Acquired Companies are in compliance with the terms of the Company Permits.  The businesses of the Acquired Companies are currently being conducted, and at all times since January 1, 2021 have been conducted, in compliance in all material respects with all applicable Laws.  To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to any of the Acquired Companies is pending or threatened.

Section 4.12.          Health Care Laws. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, each Acquired Company has operated in the past three years, and currently is, in compliance in all material respects with all applicable Health Care Laws (defined herein), including, without limitation, the rules and regulations of the U.S. Food and Drug Administration (the “FDA”), the U.S. Department of Health and Human Services Office of Inspector General and Office for Civil Rights, the Centers for Medicare & Medicaid Services, the Department of Justice or any other Governmental Entity having jurisdiction over such Acquired Company or any of its properties, and, to the knowledge of the Company, has not engaged in activities which are, as applicable, cause for material false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid, or any other state or federal health care program.  For purposes of this Agreement, “Health Care Laws” shall mean the federal Anti-kickback Statute (42 U.S.C. Sec. 1320a-7b(b)), the Physician Payment Sunshine Act (42 U.S.C. Sec. 1320a-7h), the civil False Claims Act (31 U.S.C. Sec.Sec. 3729 et seq.), the criminal False Claims Act (42 U.S.C. Sec. 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. Sec. 1320d et seq.) (“HIPAA”), the exclusion laws (42 U.S.C. Sec. 1320a-7), the civil monetary penalties law (42 U.S.C. Sec. 1320a-7a), Title II of HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Sec.Sec. 17921 et seq.), the patient privacy, data security and breach notification regulations promulgated under HIPAA, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. Sec.Sec. 301 et seq.), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the regulations promulgated pursuant to such laws, and any other similar local, state or federal law and regulations.  Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, each Acquired Company has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence, written communication or written notice from the FDA or any other Governmental Entity alleging or asserting noncompliance with any Health Care Laws applicable to the Acquired Companies.  The Acquired Companies are not a party to nor have any ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any governmental or regulatory authority.  Neither the Acquired Companies nor any of their employees, officers, directors or, to the Company’s knowledge, consultants has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or human clinical research or, to the Company’s knowledge, is subject to a Legal Proceeding or an investigation by a Governmental Entity that would reasonably be expected to result in debarment, suspension, or exclusion.

Section 4.13.          Tests and Preclinical and Clinical Trials. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, the preclinical studies and clinical trials conducted by or, to the Company’s knowledge, on behalf of the Acquired Companies were and, if still ongoing, are being, conducted in all material respects in accordance with the protocols submitted to the FDA or any foreign governmental body exercising comparable authority, procedures and controls pursuant to, where applicable, good clinical practice, informed consent and all applicable laws, regulations and requirements.  The Acquired Companies have filed with the FDA or other appropriate Governmental Entity all material required notices, and annual or other reports, including notices of adverse experiences and reports of serious and unexpected adverse experiences, related to the use of its product candidates in clinical trials.  The descriptions of the preclinical studies and clinical trials conducted by or, to the Company’s knowledge, on behalf of the Acquired Companies, contained in the SEC Filings are accurate and complete in all material respects; to the Company’s knowledge, there are no other studies, tests or preclinical and clinical trials, the results of which call into question the results described in the SEC Filings; and the Acquired Companies have not received any written notices or correspondence from the FDA, any Governmental Entity exercising comparable authority or any institutional review board requiring the termination, suspension, material modification or clinical hold of any preclinical studies or clinical trials conducted by or on behalf of the Acquired Companies.  The properties, business and operations of the Acquired Companies have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA and any other Governmental Entity.  The Acquired Companies have not been informed by the FDA or any other Governmental Entity that the FDA or any other Governmental Entity will prohibit the testing, distribution, marketing, sale, license or use of any product proposed to be developed, produced, tested, distributed or marketed by the Acquired Companies.  Neither the Acquired Companies nor, to the Company’s knowledge, any of their officers or employees has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto.  Neither the Acquired Companies nor, to the Company’s knowledge, any officer or employee of the Acquired Companies has been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

Section 4.14.          Taxes.

(a)          Each of the Acquired Companies has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) timely paid or accrued (in accordance with GAAP) all material Taxes due and payable (whether or not shown to be due on such Tax Returns).

(b)          There are no ongoing material federal, state, local or foreign audits, examinations or other material Legal Proceedings, or to the knowledge of the Company, material investigations by a Governmental Entity, with respect to any Tax Return or Taxes of any Acquired Company.  No material deficiencies for Taxes with respect to any of the Acquired Companies have been claimed, proposed or assessed by a Governmental Entity in writing.

(c)          There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against any of the Acquired Companies.

(d)          No written claim has been made by any Governmental Entity in a jurisdiction where an Acquired Company has not filed a Tax Return that it is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction, other than any such claims that have been fully resolved.

(e)          No Acquired Company is a party to any Contract providing for the allocation, sharing or indemnification of Taxes other than (i) any agreements between the Company and its Subsidiaries and (ii) Contracts entered into in the ordinary course of business that do not relate primarily to Taxes.

(f)          There are no material Encumbrances for Taxes upon the assets of any of the Acquired Companies that are not provided for in the Company SEC Reports, except for Permitted Encumbrances.

(g)          No Acquired Company has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(h)          Each of the Acquired Companies has withheld and collected all material amounts required by Law to be withheld or collected, including sales and use Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, stockholders or other third parties, and, to the extent required, has timely paid over such amounts to the proper Governmental Entities.

(i)          No Acquired Company participates or has “participated” in any “listed transaction” as defined under Treasury Regulations Section 1.6011-4 (or any similar provisions under state, local or foreign Law) or any tax shelter transaction.

(j)          No Acquired Company (i) is currently or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any other Person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws), or as a transferee or successor, or by Contract.

(k)          No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed prior to the Closing, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any analogous provision of state, local or foreign Law), (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount or deferred revenue received on or prior to the Closing Date.  No Acquired Company will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

Section 4.15.          Material Contracts.

(a)          Except for this Agreement, the Plans and the ESPP, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company is a party to any Contract:

(i)          required to be filed by the Company in the Company SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed;

(ii)          that (A) limits, or purports to materially limit, the ability of the Company or any of its Affiliates to compete in any line of business or within any geographic area or with any Person or (B) contains any exclusivity or similar provision binding upon the Company or any of its Subsidiaries that is material to the Company’s business, taken as a whole;

(iii)          relating to Indebtedness for borrowed money for a principal amount in excess of $1,000,000, other than Contracts among the Company or its Subsidiaries;

(iv)          between the Company and any of its directors, officers or Affiliates (other than (x) Contracts not material to the conduct of the business of the Company and its Subsidiaries, or (y) any Contract solely between or among the Company or its Subsidiaries);

(v)          that is a license, sublicense, assignment, option or other Contract relating to the Company’s material Intellectual Property Rights, including any such Contract pursuant to which the Company or any of its Subsidiaries is granted any right to use, is restricted in its rights to use or register or permits any other Person to use, enforce or register any Intellectual Property Rights of the Company (other than any enterprise software license or other license to use commercial off-the-shelf computer software under nondiscriminatory pricing terms or licenses contained in service contracts to the extent the licenses contained therein are incidental to such contract, non-exclusive and granted in the ordinary course of business);

(vi)          that provides for any most favored nation provision or equivalent preferential pricing terms or similar obligations to which the Company or any of its Affiliates is subject, which is material to the Company and the its Subsidiaries;

(vii)          that is a purchase, sale or supply Contract that (x) contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements and (y) has more than one year remaining in the term of the Contract and requires in excess of $1,000,000 in remaining obligations;

(viii)          involving future payments, capital expenditures, performance of services or delivery of goods or materials to or by the Company and its Subsidiaries of an amount or value reasonably expected to exceed $1,000,000 in the aggregate during the 12 month period following the date hereof;

(ix)          entered into during the past three years involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests of another Person for aggregate consideration (in one or a series of related transactions) under such Contract of $1,000,000 or more;

(x)          that is a collective bargaining agreement or other Contract with any labor union or other employee representative or group;

(xi)          that is a partnership or joint venture agreement or similar Contract or relates to an equity investment that in each case is material to the Company and its Subsidiaries;

(xii)          that is for a lease, use or occupancy of real or personal property of the Company or its Subsidiaries providing for annual rentals of $1,000,000 or more;

(xiii)          involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries, which is likely to involve the payment of consideration of more than $1,000,000 in the aggregate over the remaining term of such Contract;

(xiv)          with any Governmental Entity to which the Company or any of its Subsidiaries is a party, other than individual Contracts involving aggregate consideration during the term of the Contract of less than $1,000,000;

(xv)          under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $1,000,000 and in each case has not been repaid prior to the date hereof; or

(xvi)          that commits the Company or any of its Affiliates to enter into any of the foregoing.

Each such Contract in clause (i) through clause (xvi) is referred to herein as a “Company Material Contract.”

(b)          Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, (i) each Company Material Contract is valid and binding on the Company or its Subsidiaries and in full force and effect, except as enforceability may be limited by the Enforceability Exceptions, (ii) no Acquired Company, nor to the knowledge of the Company, any other party to a Company Material Contract is in breach or violation of, or default under, or has taken or failed to take any action which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, any Company Material Contract, (iii) the Acquired Companies have not received any written claim or notice of default under any Company Material Contract and (iv) the Company has not received any written notice in writing from any person that such person intends to terminate any Company Material Contract.

Section 4.16.          Intellectual Property.

(a)          The Company and its Subsidiaries collectively own or possess good and marketable title to, or valid licenses to use, all material Intellectual Property Rights necessary to conduct their respective businesses as now conducted and as presently proposed by the Company to be conducted in all material respects.  None of the material Intellectual Property Rights owned by the Company or its Subsidiaries have expired or have been terminated or abandoned by the Company, or are expected to expire, or to be terminated or abandoned by the Company, in each case, within three years from the date of the Agreement, except any such Intellectual Property Rights that would not, individually or in the aggregate, have a Company Material Adverse Effect.  To the knowledge of the Company, the conduct of the Company and its Subsidiaries’ business as currently conducted and as presently proposed by the Company to be conducted does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Person.

(b)          Subject to the April 2018 license and collaboration agreement with Zai Lab (Shanghai) Co., Ltd. (the “Zai Lab Agreement”), the Company is the exclusive owner of the entire right, title and interest in and to durlobactam (formerly ETX2514) and sulbactam-durlobactam (SUL-DUR, formerly ETX2514SUL) (collectively, the “Zai Lab Products”), and is the exclusive owner of the entire right, title and interest in and to, or has licensed or has the right to license, all Intellectual Property Rights in the Zai Lab Products arising out of the Zai Lab Agreement, and all data associated therewith, free and clear of all liens.  To the Company’s knowledge, all patents that have been issued or granted to the Company by an appropriate patent office directed to or covering the Zai Lab Products are valid and enforceable.

(c)          Subject to the terms of the July 2017 collaboration agreement between the Company and the Global Antibiotic Research and Development Partnership (the “GARDP Agreement”), the Company is the exclusive owner of the entire right, title and interest in and to zoliflodacin, and is the exclusive owner of the entire right, title and interest in and to, or has licensed or has the right to license all Intellectual Property Rights in zoliflodacin arising out of the GARDP Agreement, and all data associated therewith, free and clear of all liens.  To the Company’s knowledge, all patents that have been issued or granted to the Company by an appropriate patent office directed to or covering zoliflodacin are valid and enforceable.

(d)          Subject to the March 2017 and October 2017 funding arrangements between the Company and the Trustees of Boston University (collectively, the “CARB-X Agreements”), the Company is the exclusive owner of the entire right, title and interest in and to ETX0282CPDP and ETX0462 (collectively, the “CARB-X Products”), and is the exclusive owner of the entire right, title and interest in and to, or has licensed or has the right to license all Intellectual Property Rights in the CARB-X Products arising out of the CARB-X Agreements, free and clear of all liens.  To the Company’s knowledge, all patents that have been issued or granted to the Company by an appropriate patent office directed to or covering the CARB-X Products are valid and enforceable.

(e)          There is no (i) Legal Proceeding and (ii) to the knowledge of the Company, no investigation by a Governmental Entity, in each case, which has been brought, or to the knowledge of the Company, is being threatened against the Company or any of its Subsidiaries regarding Intellectual Property Rights owned by the Company or its Subsidiaries, except such as would not, if determined adversely to the Company or any of its Subsidiaries, individually or in the aggregate, have a Company Material Adverse Effect.  To the knowledge of the Company, there are no facts or circumstances which would give rise to any actions regarding the material Intellectual Property Rights owned by the Company or its Subsidiaries.

(f)          except as would not, individually or in the aggregate, be materially adverse to the Acquired Companies, taken as a whole, each current and former employee, officer, director, consultant and contractor of the Company and its Subsidiaries that has contributed, during the course of employment or engagement with the Company, to the creation, development, invention, modification, or improvement of or to any material Intellectual Property Rights for or on behalf of the Company or its Subsidiaries, in whole or in part, has signed a written agreement pursuant to which all such Intellectual Property Rights have been irrevocably and unconditionally assigned to the Company or its Subsidiaries, and to the Company’s knowledge, such agreement is valid and enforceable.

(g)          To the Company’s knowledge, the manufacture, use, offer for sale, sale or importation of any of the Zai Lab Products, CARB-X Products or zoliflodacin will not infringe a valid claim of any patent or other Intellectual Property Rights of any Third Party in the United States.  As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of any action, suit or proceeding that alleges that the development, manufacture, use, marketing, sale, offer for sale, importation or distribution of any Zai Lab Products, CARB-X Products or zoliflodacin would infringe on Intellectual Property Rights of any Third Party.

(h)          The Company is in material compliance with all terms of and obligations under its government and non-profit funding agreements with the Trustees of Boston University, the U.S. Department of Defense and the National Institute of Health (collectively, the “Public Partners” and each such Contract, a “Public Partner Agreement”), and has not breached in any material respect and is not in default under any material provision of any Public Partner Agreement.

(i)          To the knowledge of the Company, no event has occurred that would give the Public Partners the right to unilaterally terminate any Public Partner Agreement.  The Company has not received any written notice of an intention by any Public Partner to terminate, and the Company has not agreed with any Public Partner to terminate any Public Partner Agreement in whole or in part.

(j)          The Company is in material compliance with all terms of and obligations under its license and collaboration agreements with Zai Lab (Shanghai) Co., Ltd., including the Zai Lab Agreement, and has not breached in any material respect and is not in default under any material provision of such license and collaboration agreements, including the Zai Lab Agreement.

(k)          To the knowledge of the Company, no event has occurred that would give Zai Lab the right to unilaterally terminate the Zai Lab Agreement.  The Company has not received any written notice of an intention by Zai Lab to terminate the Zai Lab Agreement, and the Company has not agreed with Zai Lab to terminate the Zai Lab Agreement in whole or in part.

(l)          The Company and its Subsidiaries have taken security measures consistent with generally accepted industry standards to protect the secrecy, confidentiality and value of all Intellectual Property Rights owned by the Company or its Subsidiaries.  In the past three years, the Company and its Subsidiaries have not: (i) experienced any actual, alleged or suspected data breach or other security incident or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other claim concerning the violation of any data protection laws, in each case, which was material to the Acquired Companies, taken as a whole.

Section 4.17.          Real Property.  None of the Acquired Companies owns or has ever owned any real property.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: the Acquired Companies have valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property”), to the knowledge of the Company, free and clear of all Encumbrances, except Permitted Encumbrances: each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) is, to the knowledge of the Company, in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject as to Enforceability Exceptions; and no Acquired Company, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease that remains uncured and, to the knowledge of the Company, there does not exist any pending or threatened, condemnation or eminent domain Legal Proceeding that affect any of the Company Material Leased Real Property.

Section 4.18.          [Intentionally Omitted.]

Section 4.19.          Insurance. All material insurance policies (“Policies”) with respect to the business and assets of the Acquired Companies are listed on Section 4.19 of the Company Disclosure Letter and are in full force and effect.  None of the Acquired Companies is in breach or default, and no Acquired Company has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies.  As of the date hereof, the Acquired Companies have not received any written notice of cancellation or threatened cancellation of any of the Policies or of any material claim pending regarding any of the Acquired Companies under any of such Policies as to which coverage has been denied by the underwriters of such Policies.

Section 4.20.          Employee Matters.

(a)          Section 4.20(a) of the Company Disclosure Letter sets forth a correct and complete list of each material Plan.

(b)          With respect to each material Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the Plan document, including, for the avoidance of doubt, any amendments or supplements thereto, and all related trust documents, insurance Contracts or other funding vehicle documents (or where no such copies are available, a written description thereof), (ii) the most recently prepared actuarial report and (iii) all material, non-ordinary course correspondence to or from any Governmental Entity received in the last three years with respect thereto (or where no such copies are available, a written description thereof).

(c)          Each Plan (including any related trusts) has been established, operated and administered in compliance in all material respects with its terms and applicable laws, including ERISA and the Code, and all contributions or other amounts payable by the applicable sponsor of such Plan with respect thereto in respect of the current or prior plan year have been paid or accrued in accordance with GAAP.

(d)          There are no (i) Legal Proceedings (other than routine claims for benefits) and (ii) to the knowledge of the Company, no investigation by any Governmental Entity, in each case, pending or, to the knowledge of the Company, threatened in writing by a Governmental Entity on behalf of or against any Plan or any trust related thereto.

(e)          With respect to each Plan that is an ERISA Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications and supplements thereto, (ii) the most recent IRS determination or opinion letter and (iii) the two most recent annual reports on Form 5500 and, for the avoidance of doubt, all schedules and financial statements attached thereto.

(f)          Each Plan that is an ERISA Plan and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such ERISA Plan for any period for which such Plan would not otherwise be covered by an IRS determination.  To the knowledge of the Company, no event has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any ERISA Plan.

(g)          Neither the Company nor any of its ERISA Affiliates contributes to or has any obligation with respect to a Plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.  Neither the Company nor any of its ERISA Affiliates maintains, participates in or contributes to, or has any outstanding obligation under any Multiemployer Plan.  Neither the Company nor any of its respective ERISA Affiliates has any liability with respect to a (i) plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, or (ii) Multiemployer Plan.  No Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(h)          Except as required by applicable Law, no Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person (excluding any individual employment, separation or termination agreements or arrangements under which the Company subsidizes any benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, for any Person), and the Company has no existing obligation to provide any such benefits to any employees of the Company.

(i)          Except as disclosed in Section 4.20(i) of the Company Disclosure Letter or otherwise expressly contemplated pursuant to the terms of this Agreement, none of the execution and delivery of or the performance under this Agreement or the consummation of the Contemplated Transactions would reasonably be expected to, either alone or in combination with another event, (i) entitle any current or former employee of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay under any Plan, (ii) accelerate the time of or vesting of any payment under any Plan, or materially increase the amount of compensation due any current or former employee, director or individual independent contractor of the Company or any of its Subsidiaries under any Plan or otherwise, or (iii) limit or restrict the right to merge, terminate, materially amend, supplement or otherwise modify or transfer the assets of any Plan on or following the Effective Time.

(j)          Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  None of the Company nor any of its Subsidiaries has any obligation to provide, and no Plan or other agreement or arrangement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(k)          No Plan covers employees or service providers outside of the United States.

(l)          There is neither a current payment period nor any accumulated participant contributions under the ESPP.

Section 4.21.          Labor Matters.

(a)          Neither of the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization, and to the knowledge of the Company, there are no activities or Legal Proceedings by any individual or group of individuals, including representatives of any labor unions, labor organizations, works councils or similar organizations, to organize any employees of the Company or any of its Subsidiaries.

(b)          There is no, and in the last three years there has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, or arbitrations or grievances pending or, to the knowledge of the Company, threatened, that would interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries or prevent, materially delay or materially impair the ability of the Company to consummate the Contemplated Transactions.  The Company and each of its Subsidiaries is in material compliance with all applicable Laws regarding labor, employment and employment practices, wages and hours (including classification of employees, discrimination, harassment and equitable pay practices), and occupational safety and health, including the appropriate classification of all current or former employees of the Company or any of its Subsidiaries as “exempt” or “non-exempt” and the payment of appropriate overtime.  Neither the Company nor any of its Subsidiaries has, in the last three years, incurred any obligation or liability under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local law that remains unsatisfied.

(c)          There are no material (i) Legal Proceedings pending or, to the Company’s knowledge, threatened or (ii) investigations by a Governmental Entity, to the Company’s knowledge, pending or threatened, in each case, against the Company or any of its Subsidiaries with respect to the classification or misclassification of any current or former employee of the Company or any of its Subsidiaries.

(d)          During the past five years: (i) to the Company’s knowledge there have been no allegations of illegal retaliation with respect to “protected activity” under Title VII of the Civil Rights Act of 1964 (“Illegal Retaliation”), workplace sexual harassment, sexual misconduct or discrimination against an employee or director of the Company or its Subsidiaries, and (ii) none of the Company or any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment, sexual misconduct, Illegal Retaliation or discrimination by an employee or director of the Company or its Subsidiaries.

Section 4.22.          Environmental Matters.

Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), has released any hazardous substances regulated by Environmental Law on to any real property that it owns or operates, or has received any written notice or claim that it is liable for any off-site disposal or contamination pursuant to any Environmental Laws; and to the Company’s knowledge, there is no pending or threatened investigation that would reasonably be expected to lead to such a claim.

Section 4.23.          Certain Regulatory Matters.

(a)          During past three years, none of the Company, any Subsidiaries thereof or any of their respective directors, or officers (individually and collectively, a “Company Affiliate”), nor to the knowledge of the Company, any other Representatives, have violated the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable anti-bribery or anti-corruption Law.

(b)          The Company has in place policies, procedures and controls that are reasonably designed to ensure compliance with the (i) FCPA and (ii) other applicable anti-bribery or anti-corruption Laws.

(c)          During the past three years, no Company Affiliate or any other Entity with which the Company or any Subsidiary is or has been affiliated or associated, has, directly or indirectly, made or authorized any illegal payment, contribution or gift of money, property, or services, (i) as a kickback, bribe gratuity, lobbying expenditure, political contribution or contingent fee payment to any Person or (ii) to any political organization, or to the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.

(d)          The Company and its Subsidiaries are in compliance with, and have not in the past three years, violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations and Sanctions, including the Laws, executive orders and sanctions programs administered by OFAC.  None of the Company (including its predecessors) or its Subsidiaries, or any director or officer thereof, or, to the Company’s knowledge, any agent acting on their behalf, (x) is a Sanctioned Person or has any reason to believe that it is acting on behalf of, or for the benefit of, any Sanctioned Person in violation of Sanctions or (y) has engaged in any dealings with or the benefit of any Sanctioned Person, or in or involving any Sanctioned Country in violation of Sanctions.

Section 4.24.          Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than MTS Health Partners, L.P. (“MTS”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies.  The Company has disclosed to Parent all amounts payable to MTS.

Section 4.25.          Opinion of Financial Advisor. The Board has received the opinion of MTS Securities, LLC to the effect that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Offer Price to be received by the holders of the Common Stock (other than the Purchaser Parties and their respective Affiliates and other holders of shares of Common Stock to be cancelled pursuant to Section 3.1(c) and holders of Dissenting Shares) pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders in their capacity as such.  A complete copy of the written opinion will be made available to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

Section 4.26.          Takeover Statutes. No further actions or votes are necessary to render the restrictions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”), inapplicable to this Agreement or the Contemplated Transactions.

Section 4.27.          Bank Accounts.  Section 4.27 of the Company Disclosure Letter sets forth a true, correct and complete list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company and its Subsidiaries has an account or safe deposit box used in the business of the Company or any of its Subsidiaries.

Section 4.28.          No Other Representations. The Company acknowledges and agrees that (a) except for the representations and warranties contained in Article V, none of the Purchaser Parties, any Affiliate of the Purchaser Parties or any other Person acting on behalf of the Purchaser Parties, makes any representation or warranty, express or implied, with respect to the Purchaser Parties or any Affiliate thereof or with respect to any other information provided to the Company or any of its Affiliates or Representatives in connection with the Contemplated Transactions, including the accuracy or completeness thereof, nor is the Company relying thereon, and (b) neither the Purchaser Parties nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution or failure to distribute to the Company or any of its Affiliates, or the Company’s or any such Affiliate’s use of, any such information unless and solely to the extent any such information is expressly included in a representation or warranty contained in Article V.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

The Purchaser Parties jointly and severally represent and warrant to the Company as follows:

Section 5.1.          Organization. Each of the Purchaser Parties is a corporation or other Entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect.  Each of the Purchaser Parties is duly qualified or licensed to do business and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation or Entity in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.2.          Authorization; Validity of Agreement; Necessary Action. Prior to the date hereof, Parent, as the sole stockholder of Merger Sub, duly executed and delivered a stockholder consent, effective as of immediately following execution of this Agreement, which, when effective, will duly adopt this Agreement (the “Merger Sub Stockholder Consent”).  The Merger Sub Stockholder Consent has not been revoked and is in full force and effect.  Each of the Purchaser Parties has the requisite power and authority to execute and deliver this Agreement and, upon effectiveness of the Merger Sub Stockholder Consent, to consummate the Contemplated Transactions.  The execution, delivery and performance by each of the Purchaser Parties of this Agreement, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary action on the part of each of the Purchaser Parties, subject to the effectiveness of the Merger Sub Stockholder Consent, and no other action on the part of any Purchaser Party is necessary to adopt this Agreement or to authorize the execution and delivery by such Purchaser Party of this Agreement and the consummation by them of the Contemplated Transactions.  This Agreement has been duly executed and delivered by each of the Purchaser Parties, and assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each Purchaser Party, enforceable against them in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 5.3.          Consents and Approvals; No Violations.

(a)          Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with the rules, regulations and listing requirements of NASDAQ, (iii) the filing of the Certificate of Merger and (iv) compliance with any applicable foreign or state securities or “blue sky” laws, neither the execution, delivery or performance of this Agreement by any Purchaser Party nor the consummation by such Purchaser Party of the Contemplated Transactions will require on the part of such Purchaser Party any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity, except for such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect.

(b)          Neither the execution, delivery or performance of this Agreement by any Purchaser Party nor the consummation by such Purchaser Party of the Contemplated Transactions will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of such Purchaser Party, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which such Purchaser Party or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) assuming the effectiveness of the Merger Sub Stockholder Consent, violate any Law applicable to such Purchaser Party or any of its Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii) and (iii) for such violations, breaches, defaults, terminations, cancellations or accelerations that would not have a Parent Material Adverse Effect.

Section 5.4.          Schedule TO and Parent Schedule 13E-3; Other Information. None of the information provided by any Purchaser Party to be included in the Offer Documents, the Schedule 14D-9, the Company Schedule 13E-3 or the Parent Schedule 13E-3 will, at the respective times such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Offer Documents and Parent Schedule 13E-3 will comply as to form in all material respects as of the date of its first use with the requirements of the Exchange Act.

Section 5.5.          Merger Sub’s Operations. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Offer, the Merger and the Contemplated Transactions.

Section 5.6.          Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Moelis & Co. is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of any Purchaser Party or any of their respective Subsidiaries or Affiliates.

Section 5.7.          Independent Investigation. The Purchaser Parties have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Acquired Companies, which investigation, review and analysis was performed by the Purchaser Parties, their respective Affiliates and Representatives.  Each of the Purchaser Parties acknowledges that it, its Affiliates and their respective Representatives have been provided access to the personnel, properties, facilities and records of the Acquired Companies for such purpose.  In entering into this Agreement, each of the Purchaser Parties acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations, warranties and covenants of the Company set forth in this Agreement).

Section 5.8.          Non-Reliance on Company Estimates. The Company has made available to the Purchaser Parties, and may continue to make available, certain estimates, projections and other forecasts for the business of the Acquired Companies and certain plan and budget information.  Each of the Purchaser Parties acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other.  Further, each of the Purchaser Parties acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Purchaser Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that none of the Purchaser Parties is relying on any estimates, projections, forecasts, plans or budgets furnished by any of the Acquired Companies or their respective Affiliates and Representatives or the accuracy or completeness thereof, and none of the Purchaser Parties shall, and shall cause its Affiliates and their respective Representatives not to, hold any such person liable with respect thereto, other than intentional fraud in connection therewith.

Section 5.9.          Financing. Parent has, and will cause Merger Sub to have immediately prior to the Acceptance Time, and at the Closing each will have, sufficient cash, available lines of credit or other sources of immediately available funds in U.S. dollars to consummate the Offer Closing, the Merger and the other Contemplated Transactions, including payment in cash of the aggregate Offer Price at the Acceptance Time, the aggregate Merger Consideration on the Closing Date, all related fees and expenses required to be paid by Parent and Merger Sub under this Agreement, the payments under Article III with respect to the Company Equity Awards and Warrants and to perform all of its other obligations under this Agreement.

Section 5.10.          Litigation; Orders.

(a)          There are no (i) Legal Proceedings pending and (ii) to the knowledge of the Parent, no investigations by a Governmental Entity, in each case, pending or, to the knowledge of Parent, threatened against any of the Purchaser Parties, or any of their assets, except for such Legal Proceedings or investigations as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)          There is no Order with respect to any of the Purchaser Parties, or any of their assets except for such Orders as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.11.          Ownership of Shares. As of the date hereof, Parent, its Subsidiaries and its Affiliates (for the avoidance of doubt, excluding the individual directors and officers of Parent and its Subsidiaries) collectively Beneficially Own, and will Beneficially Own immediately prior to the Acceptance Time, 57,345,794 Shares.

Section 5.12.          No Other Representations. Each of the Purchaser Parties acknowledges and agrees, for themselves and for each member of the Purchaser Group, that (a) except for the representations and warranties contained in Article IV, neither the Company or any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary, makes any representation or warranty, express or implied, with respect to the Company or any Subsidiary or Affiliate thereof or with respect to any other information provided to any of the Purchaser Parties or any of their respective Affiliates or Representatives in connection with the Contemplated Transactions, including the accuracy or completeness thereof, nor is any Purchaser Party or any member of the Purchaser Group relying thereon, and (b) neither the Company, the Board nor any other Person will have or be subject to any liability or indemnification obligation to the Purchaser Parties or any other Person resulting from the distribution or failure to distribute to the Purchaser Parties or any of their respective Affiliates, or any Purchaser Party’s or any such Affiliate’s use of, any such information, or management presentations in expectation of the Contemplated Transactions, unless and solely to the extent any such information is expressly included in a representation or warranty contained in Article IV.

ARTICLE VI
COVENANTS

Section 6.1.          Interim Operations of the Company. During the period from the date of this Agreement through the Closing or the date, if any, on which this Agreement is earlier validly terminated pursuant to Section 8.1 (the “Pre-Closing Period”), except (w) as may be required by applicable Law (x) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (y) as required or specifically contemplated by this Agreement, or (z) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall use reasonable best efforts to (i) ensure that the business and operations of the Acquired Companies (including the clinical and regulatory work) shall be conducted in the ordinary course of business consistent with past practices and (ii) preserve each Acquired Company’s business organizations, assets and properties, and relationships with their respective suppliers, licensors, employees and other business relationships.  Without limiting the generality of the foregoing, except (w) as may be required by applicable Law, (x) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (y) as required or specifically contemplated by this Agreement, or (z) as set forth in Section 6.1 of the Company Disclosure Letter, during the Pre-Closing Period, none of the Acquired Companies will:

(a)          offer, issue, deliver, sell, grant, dispose of, pledge or otherwise Encumber, or authorize or propose the offering, issuance, delivery, sale, grant, disposition, pledge or encumbrance of (i) except pursuant to a Plan or awards outstanding under the ESPP on the date hereof, any shares of capital stock of any class or any other ownership interest of any of the Acquired Companies, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of any of the Acquired Companies, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of any of the Acquired Companies or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of any of the Acquired Companies (collectively, the “Equity Interests”) or (ii) any other securities of any of the Acquired Companies in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

(b)          redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock or other securities of any Acquired Companies;

(c)          split, combine, subdivide or reclassify any capital stock or other Equity Interests of any of the Acquired Companies or declare, accrue, set aside for payment or pay any dividend in respect of any outstanding capital stock or other Equity Interests of any of the Acquired Companies or otherwise make any payments to any such holders in their capacity as such;

(d)          acquire, sell, lease, license, transfer, Encumber or dispose of, or agree to acquire, sell, lease, license, transfer, Encumber or dispose of, any material assets, properties or rights, other than in the ordinary course of business;

(e)          (i) incur, create, issue or assume any Indebtedness or guarantee or otherwise become liable for any Indebtedness (including increasing the Indebtedness under Contracts in existence as of the date hereof); (ii) voluntarily create any Encumbrances on any property or assets of any of the Acquired Companies; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans among any of the Company and any wholly owned Subsidiary of the Company;

(f)          (i) except as required by applicable Law or the terms of a Plan in effect as of the date hereof, increase the compensation or benefits of any employee, director or individual independent contractor of the Company or any of its Subsidiaries, (ii) accelerate the vesting or payment of any compensation or benefits of any employee, director or individual independent contractor of the Company or any of its Subsidiaries, except as expressly contemplated in Section 3.5 of this Agreement, (iii) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, provided that the Company may establish the bonus program described in Section 6.1(f)(iii) of the Company Disclosure Letter, (iv) fund any payments or benefits that are payable or to be provided under any Plan, except as required by the terms of such Plan or applicable Law, (v) terminate without “cause” any employee with an annual base salary in excess of $75,000 or any director or individual independent contractor of the Company or any of its Subsidiaries, (vi) make any loan to any employee, director or individual independent contractor of the Company or any of its Subsidiaries (other than advancement of expenses in the ordinary course of business consistent with past practices), (vii) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, or (viii) permit any payment period to be in effect under the ESPP, permit any participant contributions to be made or accumulated under the ESPP, or authorize or commence any new payment period under the ESPP;

(g)          terminate, modify, assign or amend, or waive or assign any material rights under, any Company Material Contract, or enter into or become bound by any Contract that would be a Company Material Contract if in existence on the date hereof, in each case, other than in the ordinary course of business consistent with past practice;

(h)          change any of its material accounting principles, practices or methods unless required by Law or GAAP;

(i)          amend or permit the adoption of any amendment to the Organizational Documents or to the charter or other organizational documents of any of the other Acquired Companies, or form any Subsidiary;

(j)          acquire any equity interest or other interest in any other Entity or effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

(k)          authorize or make any commitment with respect to any material capital expenditure that is not budgeted in the Company’s current plan approved by the Board as of the date hereof;

(l)          except in the ordinary course of business consistent with past practices, (i) make or change any material Tax election, (ii) adopt or change any material method of Tax accounting, (iii) file any material amended Tax Return, (iv) enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement relating to any material Tax, (v) surrender the right to claim a material Tax refund, (vi) settle or compromise any claim, notice, audit report, or assessment in respect of any material Tax, (vii) consent to any waiver of the statute of limitations period applicable to any material Tax claim or assessment, (viii) request any material Tax ruling, (ix) fail to pay any material Tax when such Tax becomes due and payable, or (x) prepare any Tax Returns in a manner which is not consistent with the past custom and practice with respect to the treatment of such items on such Tax Returns;

(m)          commence any Legal Proceeding, except (A) as required with respect to continuation of Legal Proceedings previously commenced and routine collection matters and other matters in the ordinary course of business consistent with past practices; or (B) Legal Proceedings in connection with this Agreement, the Support Agreements and the Contemplated Transactions;

(n)          subject to Section 6.10, waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise any material Legal Proceeding;

(o)          extend, renew or enter into any Contracts containing non-compete or exclusivity provisions that (A) would materially restrict or limit the operations of any of the Acquired Companies or (B) apply to any current or future affiliates of the Company, the Surviving Corporation or Parent;

(p)          other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or terminate or fail to renew any material existing insurance policies;

(q)          waive, terminate or allow to lapse any material Intellectual Property Rights owned by the Company or its Subsidiaries;

(r)          authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger (other than the Merger), consolidation or other reorganization (other than reorganizations involving only wholly owned subsidiaries of the Company which would not result in a material increase in the Tax liability of any of the Acquired Companies); or

(s)          agree, authorize or commit to take, or adopt any resolutions of the Board in support of, or enter into any Contract, to do any of the foregoing.

Section 6.2.          Access to Information.

During the Pre-Closing Period, upon reasonable notice, the Acquired Companies shall (and shall cause the respective Representatives of the Acquired Companies to): upon reasonable advanced notice, in a manner not unreasonably disruptive to the operations of the business of the Acquired Companies (a) provide Representatives of Parent reasonable access, to the properties (only to the extent Company has access to such properties), books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies and (b) provide reasonable access to the Acquired Companies’ respective Representatives and personnel, to the extent such individuals are not members of the Purchaser Group, in each case, for purposes of preparing for the consummation of the Contemplated Transactions; provided, that nothing herein shall require any of the Acquired Companies to disclose any information to the Purchaser Parties if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or (ii) waive or forfeit any attorney-client or other legal privilege; provided, further, that all information provided by the Acquired Companies pursuant to this Section 6.2 shall be confidential information subject to the confidentiality provisions of Section 5 of the Investor Rights Agreement.

Section 6.3.          Acquisition Proposals.

(a)          Subject to the provisions of this Section 6.3, and except for actions or omissions taken by or at the written direction of any Purchaser Party, during the Pre-Closing Period, the Company and the other Acquired Companies shall not, and the Company and the other Acquired Companies shall use their reasonable best efforts to cause their respective officers, directors, employees and their respective Third Party Representatives, not to, directly or indirectly:

(i)          solicit or initiate, or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal or the making of any inquiry or proposal that would reasonably be expected to lead to any Acquisition Proposal;

(ii)          furnish any nonpublic information regarding, or afford access to, the properties, books or records of any of the Acquired Companies to any Person with the intent to facilitate or encourage an Acquisition Proposal;

(iii)          engage in discussions or negotiations with any Person relating to any Acquisition Proposal;

(iv)          approve, endorse, recommend or enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal;

(v)          amend or grant any waiver or release under any standstill or similar agreement or approve any transaction under, or permit any Third Party to become an “interested stockholder” under, Section 203 of the DGCL; or

(vi)          resolve to propose, agree or publicly announce an intention to do any of the foregoing.

(b)          Anything in this Agreement to the contrary notwithstanding, at any time prior to the Offer Closing, (i) the Company may furnish nonpublic information regarding the Acquired Companies to, afford access to, and engage in discussions or negotiations with, any Person or group of Persons in response to a bona fide unsolicited Acquisition Proposal submitted to the Company or the Board by such Person or group after the date hereof that the Board concludes in good faith, after consultation with outside legal counsel and the Company’s financial advisor, constitutes or is reasonably likely to lead to a Superior Proposal if (A) such Acquisition Proposal did not result from a breach of this Section 6.3; (B) the Board determines in good faith, after consultation with its outside legal counsel, and after considering all relevant factors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; (C) (x) prior to furnishing nonpublic information regarding the Acquired Companies the Company receives from such Person or group of Persons an executed Acceptable Confidentiality Agreement and (y) prior to taking any of the above actions with such Person or group of Persons, the Company shall have given Parent prior written notice setting forth the identity of such Person or group of Persons, and the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person or group of Persons; and (D) concurrently with furnishing any such nonpublic information to such Person or group of Persons, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished or made available by the Company to any Purchaser Party); and (ii) following the receipt of an Acquisition Proposal, the Board may contact the Person or group of Persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof.

(c)          At any time prior to the Offer Closing, the Company shall promptly (and in no event later than one Business Day after receipt of such Acquisition Proposal) advise Parent orally and in writing of the receipt by the Company of any Acquisition Proposal or any inquiry that would reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person or group of Persons making or submitting such Acquisition Proposal, and details of the material terms and conditions thereof).  The Company shall keep Parent promptly (and in no event later than one Business Day after receipt by the Company) and reasonably informed with respect to (i) the status of any such Acquisition Proposal and (ii) the status, any material developments and terms of any material modification thereto.  The Company agrees that it will not enter into any agreement with any Person subsequent to the date hereof that prohibits the Company from providing any information or materials to Parent in accordance with, or otherwise complying with this Section 6.3(c).

(d)          The Company shall immediately cease and cause to be terminated any discussions existing as of the date hereof with any Person or group of Persons that relate to any Acquisition Proposal and, from and after the date hereof, take such action as is reasonably necessary to enforce (x) any confidentiality provisions or provisions of similar effect to which the Acquired Companies is a beneficiary and (y) the provisions of any standstill agreement or similar agreement.

(e)          During the Pre-Closing Period, neither the Company nor the Board (in accordance with Section 9.14) nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify, in a manner adverse to the Purchaser Parties, the Company Recommendation, (ii) adopt, approve or recommend any Acquisition Proposal, (iii) fail to include the Company Recommendation in the Offer Documents or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement on Schedule 14D-9 as promptly as practicable after the commencement of such Acquisition Proposal (but in any event within ten Business Days following such commencement), (iv) following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of this Agreement and the Merger within five Business Days after receipt of any reasonable request to do so from Parent or (v) resolve or agree to take any of the foregoing actions or publicly propose to do any of the foregoing (any of the actions or events described in clauses (i) through (v), a “Change in Recommendation”).  Notwithstanding anything in this Agreement to the contrary, at any time prior to the Offer Closing, if (A) in response to an Intervening Event, the Board determines in good faith, after consultation with its outside legal counsel and financial advisor, and after considering all relevant factors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law or (B) in response to the receipt by the Company of an unsolicited bona fide Acquisition Proposal, the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and after considering all relevant factors, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Board may make a Change in Recommendation in respect of such Intervening Event or such Superior Proposal, as the case may be.  The Board may make a Change in Recommendation, only if (i) the Board has notified Parent in writing of its intent to take such action (any such notice, a “Change in Recommendation Notice”), which notice shall be provided at least five Business Days in advance of such action (and the Purchaser Parties shall keep the contents of such Change in Recommendation Notice confidential until such Change in Recommendation is made public by the Company) and, if delivered in connection with a (A) Superior Proposal, contain the identity of the Person making the Superior Proposal, specify the material terms of the Superior Proposal and contain a copy of the material documents or agreements providing for the Superior Proposal or (B) Intervening Event, contain a reasonably detailed description of such Intervening Event; provided, that it is agreed that the provision of such Change in Recommendation Notice to Parent, in each case, shall not constitute a Change in Recommendation; (ii) if requested by Parent, the Company shall, and shall cause its Representatives to, for a period of at least four Business Days following receipt by Parent of the Change in Recommendation Notice (such time period, the “Notice Period”), negotiate with Parent and any Representative of Parent in good faith (to the extent Parent desires to negotiate) to permit Parent to propose amendments to the terms and conditions of this Agreement and the Contemplated Transactions (a “Parent Proposal”); (iii) following the Notice Period, and taking into account any Parent Proposal received during the Notice Period, the Board shall have considered in good faith such Parent Proposal, if any, and shall have determined, in respect of such Superior Proposal, that the Superior Proposal would continue to constitute a Superior Proposal or, in respect of such Intervening Event, the failure to make a Change in Recommendation with respect to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law, if the revisions proposed in such Parent Proposal, if any, were to be given effect; and (iv) such Superior Proposal did not result from a breach of this Section 6.3.  The Company acknowledges and agrees that, in connection with a Change in Recommendation Notice delivered in connection with an Acquisition Proposal that is determined to be a Superior Proposal, each successive material modification to the financial terms of such Acquisition Proposal shall be deemed to constitute a new Acquisition Proposal for purposes of this Section 6.3(e) and shall trigger a new Notice Period, except that the Notice Period shall be at least three Business Days (instead of four Business Days otherwise contemplated by clause (ii) above).

(f)          Nothing contained in this Agreement shall prohibit the Company or the Board or any committee thereof from (i) making any disclosure to the Company’s stockholders if the Board or any committee thereof has determined in good faith that the failure to do so would be inconsistent with applicable Law (including fiduciary duties) or (ii) complying with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to an Acquisition Proposal (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer); provided, that any such action taken or statement made that relates to an Acquisition Proposal shall not be deemed to be a Change in Recommendation if the Board reaffirms the Company Recommendation in such statement or in connection with such action.  During the Pre-Closing Period, upon the written request by Parent (A) following any disclosure specified in clauses (i) or (ii) above or (B) in the event an Acquisition Proposal has been publicly announced, the Board shall expressly publicly reaffirm the Company Recommendation within five Business Days following such request, and failure to do so shall be deemed to be a Change in Recommendation.

Section 6.4.          Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company.  Neither the Company nor Parent (nor any of their respective Subsidiaries) shall issue any other press release or make any other public announcement with respect to this Agreement or the Contemplated Transactions without the prior agreement of the other Party, except (a) as may be required by Law or by any listing agreement with a national securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other Party before making any such public announcements, (b) that the Company shall not be required to obtain the prior agreement of any Purchaser Party in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change in Recommendation and (c) the Company may otherwise communicate in the ordinary course with its employees, working interest partners, joint venturers, customers, suppliers and vendors as it deems appropriate.

Section 6.5.          Directors’ and Officers’ Insurance and Indemnification.

(a)          From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Acquired Companies (each, an “Indemnified Party”) in respect of acts or omissions in their capacity as an officer or director of any of the Acquired Companies or any of their respective predecessors or as an officer, director, fiduciary or agent of another enterprise if the Indemnified Party was serving in such capacity at the request of any of the Acquired Companies or any of their respective predecessors, in any case occurring at or prior to the Effective Time, to the fullest extent permitted by the DGCL or any other applicable Law or provided under the Organizational Documents or any other agreement set forth on Section 6.5(a) of the Company Disclosure Letter.  In the event of any threatened or pending Legal Proceeding to which an Indemnified Party is, has been or becomes a party or with respect to which an Indemnified Party is, has been or becomes otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Party is or was an officer or director of any of the Acquired Companies or any of their respective predecessors or is or was serving at the request of any of the Acquired Companies or any of their respective predecessors as an officer, director, fiduciary or agent of another enterprise (including any Legal Proceeding arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), Parent shall cause the Surviving Corporation (i) to advance reasonable and documented fees, costs and expenses (including reasonable and documented attorney’s fees and disbursements) incurred by each Indemnified Party in connection with and prior to the final disposition of such Legal Proceedings, such fees, costs and expenses to be advanced within ten Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a written request therefor, provided that such Indemnified Party delivers an undertaking to the Surviving Corporation, agreeing to repay such advanced fees, costs and expenses if it is determined by a court of competent jurisdiction in a final nonappealable Order that such Indemnified Party was not entitled to indemnification with respect to such fees, costs and expenses and (ii) not to settle, compromise or consent to the entry of any judgment in any Legal Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Proceeding or such Indemnified Party otherwise consents in writing.  For clarity, the indemnification herein shall also pertain to any retentions or deductibles under the D&O Insurance.

(b)          For six years following the Effective Time, Parent shall cause all provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding (i) elimination of liability of directors, (ii) indemnification of officers, directors and employees and (iii) advancement of expenses, in each case, to be no less advantageous to the intended beneficiaries than the corresponding provisions of the Organizational Documents in existence on the date of this Agreement.

(c)          The Company shall purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the Contemplated Transaction; provided, however, that the premium amount to be paid for such “tail policy” shall not exceed 300% of the amount paid by the Company for coverage in its last full fiscal year (the “D&O Insurance”).

(d)          If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.5.

(e)          The provisions of this Section 6.5 shall survive the Offer Closing and the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party referred to in this Section 6.5 and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights that any such person may have under the certificate of incorporation, bylaws or other governing documents of any of the Acquired Companies, under the DGCL or any other applicable Law or under any agreement of any Indemnified Party with any of the Acquired Companies or otherwise.

Section 6.6.          [Intentionally Omitted.].

Section 6.7.          Reasonable Best Efforts.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties to this Agreement in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Contemplated Transactions; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or Orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions; (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws and (B) any other applicable Law; provided, that the Company, on the one hand, and Parent, on the other hand, will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel(s) for the non-filing Party and including the timing of the initial filings; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions; (v) keep the other Party promptly (and in any event within three days) informed in all material respects of any material communication received by such Party from, or given by such Party to, any Governmental Entity and of any material communication received or given in connection with any Legal Proceeding by a private party, in each case relating to the Contemplated Transactions; (vi) permit the other Party to review any material communication (and considering the other Party’s reasonable comments thereto) delivered to, and consulting with the other Party in advance of any meeting or conference with, any Governmental Entity relating to the Contemplated Transactions or in connection with any Legal Proceeding by a private Third Party relating thereto, and giving the other Party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private Third Party); (vii) avoid the entry of, or have vacated or terminated, any decree, Order, or judgment that would restrain, prevent or delay the consummation of the Contemplated Transactions, including defending any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions; and (viii) execute and deliver any additional instruments necessary to consummate the Contemplated Transactions; provided, that in no event shall any of the Acquired Companies, prior to the Effective Time, be required to pay or agree to pay any fee, penalty or other consideration to any Third Party for any consent or approval required for the consummation of the Contemplated Transactions under any Contract.

(b)          No Party shall consent to any voluntary delay of the consummation of the Contemplated Transactions at the behest of any Governmental Entity without the consent of the other parties to this Agreement.  Notwithstanding anything in this Agreement to the contrary, unless required by Law or any Governmental Entity, materials provided pursuant to this Section 6.7 may be redacted (i) to remove references concerning the valuation of the business of the Acquired Companies, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege or confidentiality concerns.

Section 6.8.          Takeover Statutes. If the restrictions of any Takeover Statutes become or are deemed to be applicable to the Company, the Purchaser Parties, or the Contemplated Transactions, then each of the Company and the Purchaser Parties, and their respective board of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render the restrictions of such Takeover Statute inapplicable to the foregoing.

Section 6.9.          Stock Exchange Delisting. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of any applicable stock exchange to enable the delisting by the Surviving Corporation of the shares of Common Stock from such stock exchange and the deregistration of the shares of Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 6.10.          Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Proceeding commenced, or to the Company’s knowledge threatened, after the date hereof against the Company or any of its directors by any equityholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the Contemplated Transactions (including the Merger) and shall keep Parent reasonably informed regarding any such Legal Proceeding.  The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Legal Proceeding and shall consider in good faith Parent’s views with respect to such Legal Proceedings.  No settlement of any such Legal Proceedings shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.11.          Notification of Certain Events. During the Pre-Closing Period, to the extent legally permissible, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (i) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; and (ii) any material written notice from any Governmental Entity in connection with consummation of the Contemplated Transactions.

Section 6.12.          Section 16 Matters. rior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under Section 16 of the Exchange Act and result from the Contemplated Transactions by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

Section 6.13.          Employee Matters.

(a)          Continuation of Benefits.  The Purchaser Parties shall, or shall cause their Affiliates to, provide to each employee of the Company or any of its Subsidiaries who continues employment with the Purchaser Parties, the Company or any of their respective Subsidiaries following the Closing (each, a “Continuing Employee”), for a period of one year immediately following the Closing Date (or such earlier date as such Continuing Employee’s employment terminates for any reason), (i) an annual base salary or wage rate, as applicable, that is no less than the annual base salary or wage rate provided to such Continuing Employee immediately prior to the Offer Closing, (ii) a target annual cash incentive compensation opportunity (as set forth in an attachment to Section 6.13(a) of the Company Disclosure Letter) and cash severance benefits (including COBRA subsidies), that are no less favorable than those that such Continuing Employee was eligible for immediately prior to the Offer Closing, and (iii) employee benefits (excluding equity-based compensation, non-qualified deferred compensation, long-term incentive compensation, severance, retention, change in control or similar benefits, retiree welfare benefits and defined benefit pension benefits) that are comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Offer Closing.  Notwithstanding the foregoing clause (iii) of the preceding sentence, Purchaser Parties shall, and shall cause their Affiliates and the Surviving Corporation to, honor the obligations set forth in Section 6.13(a) of the Company Disclosure Letter.

(b)          Service Credit.  With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, or other benefit plan or arrangement maintained by the Purchaser Parties or their Affiliates (including the Company) in which any Continuing Employee is eligible to participate on or after the Closing Date (“Purchaser Plan”), for purposes of determining eligibility to participate in and vesting with respect to such plan, as of the Closing Date, the Purchaser Parties shall use the Purchaser Parties’ reasonable best efforts to, or shall use the Purchaser Parties’ reasonable best efforts to cause their Affiliates to, cause each Continuing Employee’s service with the Company or its Affiliates (but not service with any predecessor employer) prior to the Closing Date to be treated as service with the Purchaser Parties and their Affiliates (including the Company) as of the Closing Date; provided that such recognition of service shall not operate to duplicate any benefits of a Continuing Employee with respect to the same period of service or to the extent that such service is not recognized under such Purchaser Plan for other employees of the Purchaser Parties; provided, further, that such service shall not be recognized for purposes of benefit accruals under any defined benefit pension plan, nonqualified deferred compensation plan, or retiree health or welfare plan or arrangement or vesting of any cash, equity or equity-based compensation plan, program or arrangement.  The Company shall provide all reasonable assistance and information as the Purchaser Parties may reasonably request during the period between the date of this Agreement and the Effective Time in connection with the benefits to be provided under the Purchaser Plans pursuant to this Section 6.13(b) and the Purchaser Parties shall not be deemed to be in breach of this Section 6.13(b) for any failure by the Purchaser Parties to meet any obligation under this Section 6.13(b) that is a result of the Company’s failure to provide such assistance or information.

(c)          Health Coverage.  With respect to any health and welfare plan maintained by the Purchaser Parties or their Affiliates (including the Company) in which any Continuing Employee is eligible to participate on or after the Closing Date, the Purchaser Parties shall use the Purchaser Parties’ reasonable best efforts to, or shall use the Purchaser Parties’ reasonable best efforts to cause their Affiliates to, (i) waive, or cause to be waived, preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation by and coverage of each Continuing Employee (and his or her eligible dependents), and (ii) recognize, or cause to be recognized, the dollar amount of all copayments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the plan year in which the Closing Date occurs for purposes of satisfying such plan year’s deductible and co-payment limitations under the relevant welfare benefit plans in which each Continuing Employee (and his or her eligible dependents) will be eligible to participate on and after the Closing Date.

(d)          No Third Party Beneficiaries.  Nothing in this Agreement shall confer upon any current or former employee or other service provider of the Company or any of its Affiliates any right to continue in the employ or service of any of the Purchaser Parties or any of their respective Affiliates, or shall interfere with or restrict in any way the rights of any of the Purchaser Parties or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any employee or other service provider of the Company or any of its Affiliates at any time for any reason whatsoever, with or without cause.  In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Plan or any other employee benefit plan, program, agreement or arrangement maintained or sponsored by any of the Purchaser Parties or any of their respective Affiliates, or (ii) alter or limit the ability of any of the Purchaser Parties or any of their respective Affiliates to amend, modify or terminate any Plan in accordance with its terms after the Effective Time (subject to the Purchaser Parties’ obligation to comply with Sections 6.13(a), (b), or (c)).  Nothing in this Section 6.13(d) shall create any third party beneficiary rights in any current or former employee or other service provider of the Company or any of its Affiliates (or any beneficiaries or dependents thereof) or any right in any other Person, including any employees, former employees, any participant or any beneficiary thereof in any Plan or Purchaser Plan.

Section 6.14.          401(k) Plan. The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, the Entasis Therapeutics, Inc. Employee Retirement Plan (the “401(k) Plan”), unless notice is provided by Parent or one of its Affiliates to the Company at least 20 days prior to the Closing that such plan shall not be terminated.  Unless Parent or one of its Affiliates provides such notice to the Company, Parent shall receive from the Company, prior to the Closing, evidence that the board of directors of the Company or its applicable Affiliate has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to review and reasonable approval of Parent), effective no later than the date immediately preceding the Closing Date.  If Parent, in its sole and absolute discretion, agrees to sponsor and maintain the 401(k) Plan, the Company shall, upon request by Parent at least 20 days prior to the Closing, amend the 401(k) Plan, effective as of the Closing, to the extent necessary to limit participation to employees of the Company and its Subsidiaries and to exclude all employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries) from participation in the 401(k) Plan.

Section 6.15.          Support Agreements. The Company shall instruct its transfer agent not to register the transfer of any Subject Shares (as defined in the Support Agreements) made or attempted to be made in violation of the Support Agreements.

Section 6.16.          Resignations.

At Parent’s request (if made at least five days prior to the Closing Date), prior to the Closing the Company shall deliver to Parent written resignations or terminations (in form and substance reasonably acceptable to Parent) of any or all officers and directors of the Company and its Subsidiaries (solely from such roles and not from any employment relationship with the Company or its Subsidiaries), as specified in Parent’s request, in each case, effective as of the Closing.

ARTICLE VII
CONDITIONS TO THE MERGER

Section 7.1.          Conditions to Each Party’s Obligation to Effect the Merger.

The obligations of the Company, on the one hand, and the Purchaser Parties, on the other hand, to consummate the Merger are subject to the satisfaction (or mutual waiver by the Company and the Purchaser Parties, if permissible under applicable Law;) of the following conditions:

(a)          Merger Sub shall have accepted for payment all Tendered Shares; and

(b)          no Governmental Entity of any competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other action which is then in effect (whether temporary, preliminary or permanent) that has the effect of enjoining, restraining or otherwise prohibiting the consummation of the Offer or the Merger or the other Contemplated Transactions.

Section 7.2.          Frustration of Conditions.

None of the Company or any Purchaser Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith and perform, in all material respects, any of its material obligations under this Agreement.

ARTICLE VIII
TERMINATION

Section 8.1.          Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the adoption of this Agreement by the stockholders of the Company or Merger Sub):

(a)          by the mutual written agreement of the Company and Parent.

(b)          by either the Company or Parent:

(i)          if any Governmental Entity having competent jurisdiction shall have, enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such Order or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a Party whose breach of, or failure to fulfill, any of its obligations under this Agreement has been the cause of, or resulted in, the enactment, issuance, promulgation, enforcement or entry of any such Order or other action; or

(ii)          if the Acceptance Time shall not have occurred by August 8, 2022 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any Party whose breach of, or failure to fulfill, any of its obligations under this Agreement in any manner has been the cause of, or resulted in, in any material respect, the failure of the Acceptance Time to occur by the Termination Date (it being understood that the Purchaser Parties shall be deemed a single Party for purposes of the foregoing proviso).

(c)          by the Company, if

(i)          a breach or failure of any representation, warranty or covenant of any Purchaser Party set forth in this Agreement, shall have occurred, which breach or failure has given rise to or would reasonably be expected to give rise to a Parent Material Adverse Effect and such breach is not capable of being cured by the Termination Date, or if capable of being cured, shall not have been cured within 30 days of the receipt by the Purchaser Parties of written notice from the Company of such breach or failure stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) (or any shorter period of the time that remains between the date the Company provides written notice of such breach or failure and the Termination Date); provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of this Agreement and such breach would result in any of the Offer Conditions set forth in clause (b)(iii) or clause (b)(iv) of Annex I not being satisfied;

(ii)          Merger Sub fails to commence the Offer in accordance with Section 2.1(a) or if Merger Sub fails to consummate the Offer in accordance with the terms of this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) shall not be available to the Company if the Company’s breach of its obligations under Section 2.2 is the primary cause of, or resulted in, Merger Sub’s failure to commence the Offer in accordance with the terms of this Agreement; or

(iii)          If the Minimum Condition is not satisfied as of the expiration date of the Limited Extension.

(d)          by Parent, if

(i)          a breach or failure of any representation, warranty or covenant of the Company set forth in this Agreement shall have occurred, which breach or failure has given rise to or would reasonably be expected to give rise to the failure of the Offer Conditions set forth in clause (b)(iii) or (b)(iv) of Annex I and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being cured, shall not have been cured within 30 days of the receipt by the Company of written notice from Parent of such breach or failure stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) (or any shorter period of the time that remains between the date Parent provides written notice of such breach or failure and the Termination Date); provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is in material breach of this Agreement and such breach would result in the Company having the right to terminate this Agreement pursuant to Section 8.1(c)(i); or

(ii)          (A) the Company shall have effected a Change in Recommendation whether or not permitted by Section 6.3, or (B) the Company shall have Willfully Breached Section 6.3.

Section 8.2.          Effect of Termination.

(a)          The Party terminating this Agreement pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(d), as the case may be, shall give written notice of such termination to the other Party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party hereto; provided, however, that (i) the terms of Article VIII and Article IX shall survive any termination of this Agreement and (ii) subject to Section 8.2(b), no Party shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement prior to such termination.  The failure of Parent or Merger Sub to accept for payment and pay for the Tendered Shares promptly following the Expiration Date after all Offer Conditions have been satisfied or waived in accordance with the terms of this Agreement shall constitute a Willful Breach by Parent and Merger Sub, and Parent shall be liable to the Company for such Willful Breach as provided herein notwithstanding any termination of this Agreement.

(b)          The Company and each of the Purchaser Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Contemplated Transactions and that, without these agreements, the Parties would not enter into this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1.          Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented at any time prior to the Effective Time, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided that without the approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the Company’s stockholders under the DGCL unless the required approval is obtained.

Section 9.2.          Nonsurvival of Representations and Warranties. Except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, and (b) this Article IX, none of the representations, warranties and agreements in this Agreement or in any Schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement.

Section 9.3.          Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing (in the English language) and shall be deemed to have been duly given on the date of delivery (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.3):

(a)          if to any of the Purchaser Parties, to:

Innoviva, Inc.
1350 Old Bayshore Highway Suite 400
Burlingame, CA 94010
Attention:
Email:

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn: Jared Fertman
Russell Leaf
Tel: (212) 728-8670
(212) 728-8593
Email: jfertman@willkie.com; rleaf@willkie.com

(b)          if to the Company, to:

Entasis Therapeutics Holdings Inc.
35 Gatehouse Drive
Waltham, MA 02451
Attn:  Elizabeth Keiley
Tel:
Email:

with a copy (which shall not constitute notice) to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attn:  Jack S. Bodner
Allison B. Schiffman
Tel:  (212) 841-1079
(212) 841-1127
Email:  jbodner@cov.com
aschiffman@cov.com

Section 9.4.          Interpretation.

(a)          Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel.  Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation.  Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is expressly waived.

(b)          The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described in this Agreement or included in any Schedule) is or is not material for purposes of this Agreement.

(c)          In this Agreement, except as the context may otherwise require, references to (i) any agreement (including this Agreement), Contract, statute or regulation are to the agreement, Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” mean calendar days.

Section 9.5.          Counterparts. This Agreement may be executed in counterparts, including via email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 9.6.          Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter and the exhibits hereto, together with the other instruments referred to herein, including the Support Agreements, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof, and (b), except for Article III on and after the Effective Time, Section 6.5, Section 9.11, and Section 9.14, is not intended to confer upon any Person other than the Parties any rights or remedies hereunder; for clarity, each Indemnified Party is a beneficiary under Section 6.5, Section 9.11, and Section 9.14.  The representations and warranties set forth in Article IV and Article V and the covenants set forth in Section 6.1 have been made solely for the benefit of the Parties and (x) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the Parties if those statements prove to be inaccurate; (y) have been qualified by reference to the Company Disclosure Letter, which contains certain disclosures that are not reflected in the text of this Agreement; and (z) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company.

Section 9.7.          Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part of this Agreement to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent with the terms of, or required by, this Agreement, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth in this Agreement shall not in any way be affected or impaired, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate.  Upon such determination that any term or other provision is null, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

Section 9.8.          Governing Law; Venue; Waiver of Jury Trial.

(a)          THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)          THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE CONTEMPLATED TRANSACTIONS, AND WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR LEGAL PROCEEDING FOR INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR LEGAL PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR LEGAL PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT.  THE PARTIES CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR LEGAL PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.8.

Section 9.9.          Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties.  Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in each case in accordance with this Section 9.9, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.  Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.9.  Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  If prior to the Termination Date, any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement by any other Party, the Termination Date shall automatically be extended by such other time period established by the court presiding over such action or until such action is otherwise resolved.

Section 9.10.          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.  Any purported assignment in violation of this Section 9.10 shall be void.

Section 9.11.          Expenses. Subject to Section 8.2, all costs and expenses incurred in connection with the Contemplated Transactions, this Agreement and the consummation of the Contemplated Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Contemplated Transactions are consummated.  The Company shall, and following the Effective Time the Purchaser Parties shall cause the Company to, pay all fees, expenses, or amounts owed by the Company incurred in connection with the Contemplated Transactions, this Agreement and the consummation of the Contemplated Transactions.

Section 9.12.          Headings. Headings of the Articles and Sections of this Agreement and the table of contents, Schedules and Exhibits are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.13.          Extension; Waivers. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.14.          No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future, direct or indirect, equityholder, controlling person, Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any Party hereto shall have any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the Contemplated Transactions.

Section 9.15.          Relationship of the Parties. This Agreement has been negotiated on an arm’s length basis between the Parties and is not intended to create a partnership, joint venture or agency relationship between the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and each of the Purchaser Parties has caused this Agreement to be signed by their respective officers or directors thereunto duly authorized as of the date first written above.

Purchaser Parties

INNOVIVA, INC.

By:	/s/ Pavel Raifeld
Name:	Pavel Raifeld
Title:	Chief Executive Officer

INNOVIVA MERGER SUB, INC.

By:	/s/ Pavel Raifeld
Name:	Pavel Raifeld
Title:	President

Company

ENTASIS THERAPEUTICS HOLDINGS INC.

By:	/s/ Manoussos Perros
Name:	Manoussos Perros, Ph.D.
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX I

Offer Conditions

Notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Agreement, in addition to Merger Sub’s right to extend, amend or terminate the Offer in accordance with the provisions of this Agreement, neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC and NASDAQ, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return Tendered Shares promptly after termination or withdrawal of the Offer), pay for any Tendered Shares, if immediately prior to the Expiration Date (as it may have been extended pursuant to Section 2.1(e)):

(a)          there shall not have been validly tendered and not validly withdrawn Shares that, excluding Shares Beneficially Owned by the (i) the Purchaser Parties or (ii) the officers and directors of the Company set forth in Section I(a) of the Company Disclosure Letter, represent at least one more Share than 50% of the Shares not Beneficially Owned by such Persons outstanding at the time of the expiration of the Offer (such condition in this paragraph (a), the “Minimum Condition”);

(b)          any of the following events, conditions, circumstances, state of facts or developments shall exist or has occurred and be continuing:

(i)          any Governmental Entity of any competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other action which is then in effect (whether temporary, preliminary or permanent) that has the effect of enjoining, restraining or otherwise prohibiting the consummation of the Offer or the Merger or the other Contemplated Transactions;

(ii)          the Agreement shall have been validly terminated in accordance with its terms;

(iii)          (A) any of the representations and warranties of the Company set forth in Section 4.1, Section 4.2(d) and Section 4.3 shall not be true and correct in all material respects as of the date of the Agreement and as of the Expiration Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (B) Section 4.9(b) and Section 4.24 shall not be true and correct in all respects as of the date of the Agreement and as of the Expiration Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (C) any of the other representations and warranties of the Company set forth in Section 4.2 shall not be true and correct in all respects (other than de minimis inaccuracies) as of the date of the Agreement and as of the Expiration Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), or (D) any representations and warranties of the Company set forth in the Agreement (other than those listed in the preceding clause (b)(iii)(A), (B) or (C)) shall not be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date of the Agreement and as of the Expiration Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (b)(iii)(D), where the failure of any such representations and warranties to be so true and correct would not, and would not be reasonably expected to, have, individually or in the aggregate, a Company Material Adverse Effect;

(iv)          the Company shall have failed to perform or comply in any material respect with any obligation, agreement or covenant required to be performed or complied with by it under the Agreement prior to the Expiration Date; or

(v)          since the date of the Agreement, there shall have occurred any event, condition, change, occurrence or development of a state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(c)          The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Company, certifying to the satisfaction of the conditions specified in paragraphs (b)(iii), (b)(iv) and (b)(v) of this Annex I.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion; provided that the Minimum Condition may not be waived.  All capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement to which this Annex I is attached.  The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.